Exhibit 10.4
EXECUTION COPY
PURCHASE AGREEMENT
by and among
INTCOMEX, INC.,
INTCOMEX COLOMBIA LTDA.,
INTCOMEX DE GUATEMALA, S.A.,
BRIGHTPOINT, INC.,
BRIGHTPOINT LATIN AMERICA, INC.
and
BRIGHTPOINT INTERNATIONAL LTD.
dated as of March 16, 2011

EXECUTION COPY
TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Interpretation	14
ARTICLE II	PURCHASE OF PURCHASED ASSETS; ISSUANCE OF PURCHASED INTCOMEX STOCK	15
2.1	Purchase of the Purchased Equity Interests; Purchased Assets; Assumption of Assumed Liabilities; Issuance of Purchased Intcomex Stock	15
2.2	Shareholders Agreement	16
2.3	Use of Proceeds	16
2.4	Deliveries at the Closing	16
2.5	Global Contracts; Consent of Third Persons	18
2.6	Working Capital Adjustment	21
2.7	Allocation of Consideration	24
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BPI AND THE BP SELLING ENTITIES	24
3.1	Organization and Good Standing	24
3.2	Capitalization	25
3.3	Business Assets; Title	26
3.4	Authority, Approvals and Consents	26
3.5	Financial Statements	27
3.6	Absence of Undisclosed Liabilities	28
3.7	Absence of Material Adverse Effect; Conduct of Business	28
3.8	Taxes	29
3.9	Legal Matters	30
3.10	Property	31
3.11	Accounts Receivable	32
3.12	Insurance	32
3.13	Contracts	33
3.14	Customers and Suppliers	35
3.15	Warranties	35
3.16	Labor Relations	36

3.17	Employee Benefit Plans	36
3.18	Other Benefit and Compensation Plans or Arrangements	37
3.19	Brokers	37
3.20	Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions	37
3.21	Intellectual Property	38
3.22	Transactions with Insiders	40
3.23	Disclosure	40
3.24	No Other Representations or Warranties; Schedules	41
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASED EQUITY INTERESTS AND THE PURCHASED INTCOMEX STOCK	41
4.1	BPLA Investor Representations	41
4.2	Intcomex Investor Representations	43
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF INTCOMEX AND THE OTHER INTCOMEX PARTIES	44
5.1	Organization and Good Standing	44
5.2	Title to Assets	45
5.3	Authority, Approvals and Consents	45
5.4	Capitalization	46
5.5	Validity of Securities	46
5.6	Private Offering	46
5.7	SEC Documents; Financial Statements	47
5.8	Absence of Undisclosed Liabilities	48
5.9	Absence of Material Adverse Effect; Conduct of Business	48
5.10	Taxes	49
5.11	Legal Matters	50
5.12	Brokers	50
5.13	Disclosure	51
5.14	No Other Representations or Warranties; Schedules	51
ARTICLE VI	INTCOMEX’S AND OTHER INTCOMEX PARTIES’ CONDITIONS TO EFFECT CLOSING	52
6.1	Representations and Warranties; Agreements; Covenants	52
6.2	Authorization; Consents	52

6.3	Other Closing Deliveries	52
6.4	Releases	52
6.5	Settlement of Certain Intercompany Transactions	52
6.6	Injunction; Litigation	53
6.7	Material Adverse Effect	53
ARTICLE VII	BPI’S AND BP SELLING ENTITIES’ CONDITIONS TO EFFECT CLOSING	53
7.1	Representations and Warranties; Agreements; Covenants	53
7.2	Injunction; Litigation	53
7.3	Authorization; Consents	53
7.4	Releases	54
7.5	Other Closing Deliveries	54
7.6	Material Adverse Effect	54
7.7	Appointment of Director	54
ARTICLE VIII	PERSONNEL MATTERS	54
8.1	Employees	54
8.2	Acknowledgement	55
ARTICLE IX	COVENANTS	55
9.1	Announcements	55
9.2	Access	55
9.3	Exclusive Negotiations	56
9.4	Further Assurances	56
9.5	Non-Competition; Non-Solicitation	56
9.6	Preservation of Business	58
9.7	Notice of Developments	58
9.8	Pre-Closing Operating Covenants Regarding Intcomex	58
9.9	Pre-Closing Operating Covenants Regarding the Business	59
9.10	Further Transfer Restrictions	61
9.11	Restrictive Legend	61
9.12	Disclosure	61
9.13	No Market for Purchased Securities	61
9.14	Filings	61
9.15	Shareholders Agreement	61

9.16	Tax Returns	62
9.17	Audited Financials	62
9.18	Use of Brightpoint Names and Logos	62
9.19	Preparation of Tax Returns	62
9.20	Settlement of Certain Intercompany Transactions	64
ARTICLE X	SURVIVAL AND INDEMNIFICATION	65
10.1	Survival	65
10.2	Indemnification	65
ARTICLE XI	TERMINATION	69
11.1	Termination	69
ARTICLE XII	MISCELLANEOUS	70
12.1	Expenses	70
12.2	Headings	70
12.3	Notices	70
12.4	Assignments, Successors, and No Third-Party Rights	71
12.5	Entire Agreement and Modification	71
12.6	Governing Law	72
12.7	Consent to Jurisdiction, etc	72
12.8	Waiver of Jury Trial	72
12.9	Counterparts	72
12.10	Severability	73
12.11	Specific Performance	73
12.12	Waiver	73
12.13	Bulk Sales Law	73

EXHIBITS:

Exhibit A	Shareholders Agreement
Exhibit B	Form of Fifth Amendment
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of License Agreement

EXECUTION COPY
PURCHASE AGREEMENT
     PURCHASE AGREEMENT, dated as of March 16, 2011 by and among Intcomex, Inc., a corporation formed under the laws of the State of Delaware (“Intcomex”), Intcomex Colombia LTDA., a limitada organized in Colombia (“Intcomex Colombia”), Intcomex de Guatemala, S.A., a sociedad anonima organized in Guatemala (“Intcomex Guatemala” and, collectively with Intcomex, Intcomex Colombia and Intcomex Guatemala, the “Intcomex Parties” ), Brightpoint, Inc., a corporation formed under the laws of the State of Indiana (“BPI”), Brightpoint Latin America, Inc., a corporation formed under the laws of the State of Indiana (“BPLA or the “BP Asset Selling Entity”), and Brightpoint International Ltd., a corporation formed under the laws of the State of Delaware (“BPIL,” and together with BPLA, the “BP Selling Entities”) (the BP Selling Entities together with BPI are referred to herein as the “BP Parties”) (the Intcomex Parties and the BP Parties are collectively referred to herein as the “Parties”).
     WHEREAS, BPLA owns 100% of the outstanding equity interests (the “Colombia Equity Interests”) of Brightpoint de Colombia Limited, a company organized and existing under the laws of the British Virgin Islands (“BP Colombia Limited”), which owns 100% of Brightpoint de Colombia Inc. Sucursal Colombiana, a branch with operations in Bogota, Colombia (“BP Colombia”);
     WHEREAS, BPLA owns 98%, and BPIL owns 2%, of the outstanding equity interests (the “Guatemala Equity Interests”) of Brightpoint de Guatemala S.A., a sociedad anonima organized in Guatemala (“BP Guatemala,” and together with BP Colombia Limited and BP Colombia, the “Purchased Subsidiaries”);
     WHEREAS, the BP Selling Entities are directly or indirectly wholly-owned by BPI;
     WHEREAS, the Purchased Subsidiaries and BPLA are engaged in the Business (as defined below);
     WHEREAS, the BP Asset Selling Entity desires to sell certain assets and to assign certain specified liabilities as set forth below, and Intcomex or a Subsidiary thereof desires to purchase these assets and to assume these specified liabilities, all on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the BP Selling Entities desire to sell the Colombia Equity Interests and the Guatemala Equity Interests and each of Intcomex Colombia and Intcomex Guatemala, wish to buy the Colombia Equity Interests and the Guatemala Equity Interests, respectively, all on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Intcomex and BPI are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the SEC (as defined below) under the Securities Act (as defined below) and/or Section 4(2) of the Securities Act; and
     WHEREAS, upon the terms and conditions of this Agreement, BPLA has agreed to purchase, and Intcomex wishes to issue and sell, for an aggregate purchase price of $15,000,000 in cash, the Purchased Assets (as defined below) and the Purchased Equity Interests: 38,769 shares (the “Purchased Intcomex Stock”) of the voting common stock, $0.01 par value per share, of Intcomex (the “Intcomex Common Stock”), which will constitute approximately 23% of the issued and outstanding shares of capital stock of Intcomex following the closing of the transactions contemplated by this Agreement.
     Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
          “Accountants” has the meaning set forth in Section 2.6(c).
          “Accountants’ Determination” has the meaning set forth in Section 2.6(c)
          “Affiliate” means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (for the sake of clarity, it is hereby acknowledged and agreed that, for purposes of this Agreement, CVC shall not be deemed to control, or be under common control with, the Shalom Shareholders (as defined in the Shareholders Agreement) solely as a result of that certain shareholders agreement among such shareholders, dated as of the date hereof). It is acknowledged and agreed that, for the purposes of this Agreement, as of the date hereof, based on BPI’s current ownership of approximately 12.4% of the issued and outstanding common stock of Waxess (as defined below), together with an option to purchase additional shares of Waxess to increase its ownership interest to approximately 19.9% of the issued and outstanding common stock of Waxess, and one representative on the board of directors of Waxess (which board is currently comprised of four directors), Waxess is not controlled by and is therefore not an Affiliate of BPI.
          “Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(a)(ii).
          “Assumed Liabilities” means (a) trade and accounts payable of the Business reflected on Schedule 1.1(i) attached hereto; (b) accrued expenses reflected on Schedule 1.1(ii) attached hereto; (c) contracts, commitments, agreements and other obligations of the BP Asset Selling Entity under the agreements set forth on Schedule 1.1(iii) hereto (the “BPLA Company Agreements”), but only those obligations thereunder arising after the Closing; (d) any and all Business Employee Liabilities, and (e) those other specified liabilities and obligations of the BP Asset Selling Entity described on Schedule 1.1(iv) attached hereto; provided, however, that in no event shall any Intcomex Party assume any liability relating to or arising from a breach or violation by any BP Party prior to the Closing Date.

          “Audit Opinion” has the meaning set forth in Section 5.7(d).
          “Bill of Sale” has the meaning set forth on Section 2.4(a)(i).
          “BP Asset Selling Entity” has the meaning set forth in the Preamble to this Agreement.
          “BP Balance Sheet” has the meaning set forth in Section 3.6.
          “BP Balance Sheet Date” has the meaning set forth in Section 3.6.
          “BP Colombia” has the meaning set forth in the Preamble to this Agreement.
          “BP Colombia Limited” has the meaning set forth in the Preamble to this Agreement.
          “BP Contract Parties” has the meaning set forth in the definition of Global Contracts.
          “BP Financial Statements” has the meaning set forth in Section 3.5(a).
          “BP Guatemala” has the meaning set forth in the Preamble to this Agreement.
          “BP Indemnified Parties” has the meaning set forth in Section 10.2(b).
          “BP Parties” has the meaning set forth in the Preamble to this Agreement.
          “BP Selling Entities” has the meaning set forth in the Preamble to this Agreement.
          “BPI” has the meaning set forth in the Preamble to this Agreement.
          “BPI Basket Amount” has the meaning set forth in Section 10.2(c)(i).
          “BPI Objection Notice” has the meaning set forth in Section 2.6(b)(ii).
          “BPIL” has the meaning set forth in the Preamble to this Agreement.
          “BPLA” has the meaning set forth in the Preamble to this Agreement.
          “BPLA Company Agreements” has the meaning set forth in the definition of Assumed Liabilities.
          “BPLA Employee Liabilities” has the meaning set forth in Section 8.1(b).
          “BPLA Employees” means each of those employees of the Business employed by the BP Asset Selling Entity listed on Schedule 1.1(v).
          “Brightpoint Business” shall mean the business of (i) wholesale distribution and resale of wireless voice and data products and related accessories, (ii) logistic services, including procurement, inventory management, software loading, kitting and customized packaging, fulfillment, call center and activation services, e-fulfillment solutions, transportation management and other services, (iii) wireless activation solutions through retail, enterprise and online channels, and (iv) purchasing electronic activation codes from mobile operators and MVNOs and distributing them to retail channels. For the sake of clarity, the Brightpoint Business specifically excludes the business of selling or distributing any IT Products.
          “Brightpoint Permitted Activities” means (i) owning, managing, operating, controlling or participating in any activity in any of the Excluded Businesses; (ii) owning equity interests in Waxess Holdings, Inc. (“Waxess”); and (iii) owning up to 5% of a class of equity securities issued by any competitor of Intcomex that is publicly traded and registered under Section 12 of the Exchange Act, provided that such Person has no active participation in the business of such entity, except that such ownership interest limitations regarding ownership in publicly traded companies may be waived by obtaining the written consent of Intcomex.
          “Brightpoint Territory” shall mean each of Australia, Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Hong Kong, India, Italy, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Russia, Singapore, Slovakia, South Africa, Spain, Sweden, Switzerland, United Arab Emirates and the United States.
          “Business” means the business described on Schedule 1.1(vi) attached hereto, it being acknowledged that for purposes of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, the Business shall not be deemed to include (a) the Excluded Businesses, (b) any business or operations relating to the Excluded Assets, and (c) the business and operations of BPI, its Subsidiaries and Affiliates unrelated to the operations of the Business Assets in the Restricted Jurisdictions.
          “Business Assets” means the Purchased Assets and the assets of the Purchased Subsidiaries.
          “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
          “Business Employee Liabilities” has the meaning set forth in Section 8.1(b).
          “Business Employees” has the meaning set forth in Section 8.1(a).
          “Business Inventory” means all inventory, merchandise, products and other personal property held or stored for the purposes of, or used in connection with, the Business, including but not limited to, finished goods, parts and equipment, raw materials, packaging supplies and work-in-process.
          “Cap” has the meaning set forth in Section 10.2(c)(ii).
          “Cash Consideration” has the meaning set forth in Section 2.1(b)(iv).

          “Claims” has the meaning set forth in Section 3.9(a).
          “Closing” has the meaning set forth in Section 2.1(a).
          “Closing Date” has the meaning set forth in Section 2.1(a).
          “Closing Date Working Capital” has the meaning set forth in Section 2.6(b)(i).
          “Closing Date Working Capital Adjustment” has the meaning set forth in Section 2.6(b)(i).
          “Closing Date Working Capital Statement” has the meaning set forth in Section 2.6(b)(i).
          “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B.
          “Code” means the Internal Revenue Code of 1986, as amended
          “Colombia Equity Interests” has the meaning set forth in the Preamble to this Agreement.
          “Company Agreements” means each Contract to which the BP Asset Selling Entity or any Purchased Subsidiary is a party that is listed on Schedule 1.1 (vii).
          “Company Business” shall mean the business of (i) wholesale distribution and resale of computer information technology products, including computer equipment, notebooks, netbooks, components, software and peripherals, computer systems, accessories and networking products, (ii) wholesale distribution and resale of wireless voice and data products and related accessories, (iii) logistic services, including procurement, inventory management, software loading, kitting and customized packaging, fulfillment, call center and activation services, e-fulfillment solutions, transportation management and other services, (iv) wireless activation solutions through retail, enterprise and online channels, and (v) purchasing electronic activation codes from mobile operators and MVNOs and distributing them to retail channels.
          “Company Permitted Activities” means (i) selling IT Products without any geographic limitations, (ii) wholesale distribution and resale of wireless voice and data products and related accessories in Miami-Dade County, Florida, and (iii) owning, as an investment, up to 5% of a class of equity securities issued by any competitor of the Excluded Businesses or of BPI or Affiliate thereof that is publicly traded and registered under Section 12 of the Exchange Act, provided that such Person has no active participation in the business of such entity, except that such ownership interest limitations regarding ownership in publicly traded companies may be waived by obtaining the written consent of BPLA.
          “Compensation Commitment” means (i) any employee stock purchase, employee stock option, employee stock ownership, deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan, trust or arrangement, whether written or oral, (ii) any agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former officer, director, employee or consultant of any of the BP Asset Selling Entity or the Purchased Subsidiaries pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement).
          “Competitive Products or Services” shall mean any products sold or services rendered by or that compete with any products sold or services rendered by Intcomex or its Subsidiaries.
          “Confidentiality Agreement” means that certain Non-disclosure and Confidentiality Agreement, dated as of September 2, 2010, by and between Intcomex and BPI.
          “Contract” means any oral or written agreement, instrument, contract, undertaking, mortgage, indenture, lease, license or other understanding.
          “Conversion” has the meaning set forth in Section 9.8(b)(i).
          “CVC” means CVCI Intcomex Investment L.P., a Delaware limited partnership.
          “Disputed Items” has the meaning set forth in Section 2.6(b)(ii).
          “Employee Benefit Plan” and “Employee Benefit Plans” have the meanings set forth in Section 3.17(a).
          “Employee Payment Obligation” means $165,000, which represents the agreed upon amount to be paid by BPI or a BP Selling Entity to Intcomex (or a designated Affiliate thereof) in respect of termination costs and expenses relating to Business Employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated by this Agreement.
          “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor law, and all regulations issued pursuant thereto.
          “Estimated Closing Date Working Capital” has the meaning set forth in Section 2.6(a).
          “Estimated Working Capital Adjustment” has the meaning set forth in Section 2.6(a).
          “Exchange Act” means the Securities and Exchange Act of 1934, as amended, any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          “Excluded Assets” means (a) notes receivables, default judgments, causes of action, Intellectual Property, if any, minute books, stock books and other records of the BP Asset Selling Entity, in each case, not relating exclusively to the Business Assets or the Business; (b) the assets used exclusively in the operations of the Excluded Businesses; (c) cash, cash equivalents, bank deposits or similar cash items of the BP Asset Selling Entity; (d) subject to Section 9.2 herein, the Tax records (including Tax Returns and supporting work papers) covering any period or transaction of any BP Party occurring prior to the Closing Date; (e) all rights of BPI and/or the BP Selling Entities arising under the Transaction Documents or the transactions contemplated thereby; (f) any and all intercompany receivables; (g) subject to the provisions of Section 2.5 hereof, the Non-Assignable Contracts as described in Section 2.5; (h) Permits owned or held by the BP Asset Selling Entity which are not capable of being transferred; (i) all Global Contracts; (j) that Intellectual Property licensed by BP or the applicable BP Party to Intcomex and/or its designated Affiliate, pursuant to the License Agreement, and (k) those assets listed in Schedule 1.1(viii).
          “Excluded Businesses” means (a) any business conducted by BPLA or its Affiliates for PRWireless Inc. (d/b/a Open Mobile) in Puerto Rico (the “Open Mobile Business”), and (b) the business of reverse logistics, asset management (including inventory liquidation services) or repair services purchased by certain Affiliates of BPI pursuant to a Purchase Interest Purchase Agreement dated as of December 10, 2010 by and among Brightpoint North America, L.P., Touchstone Acquisition LLC, Touchstone Wireless Repair and Logistics, LP, Touchstone Wireless Investment Partners, LLC and all of the limited partners of Touchstone Wireless Repair and Logistics, LP., as such business is currently conducted or may be conducted in the future, so long as such future business does not operate as a forward logistics or distribution business within the Restricted Jurisdictions or otherwise compete with the Business.
          “Excluded Liabilities” means any duties, responsibilities, commitments, expenses, obligations or liabilities (including any liabilities which may be asserted against or imposed upon Intcomex or its Affiliates as a successor or transferee of the BP Asset Selling Entity or as an acquirer of the Purchased Assets or the Business or otherwise as a matter of law) of BPI and the BP Asset Selling Entity related to the Purchased Assets, the Business or otherwise of any kind or nature (fixed or contingent, known or unknown, warranties, employee benefit plan obligations or claims), other than the Assumed Liabilities, including but not limited to: (a) any and all liabilities for those matters set forth on Schedule 3.9, (b) any and all liabilities for, in connection with or related to, Taxes of each of BPI, the BP Selling Entities and the Business for periods ending on or before the Closing Date, (c) any and all BPLA Employee Liabilities, (d) any and all liabilities for, in connection with or related to, non-compliance with the FCPA or equivalent local laws by any of BPI, the BP Selling Entities, their employees or representatives, or the Business for periods ending on or before the Closing Date, (e) any and all liabilities for, in connection with or related to, the Non-Transferred Lease and (f) any and all intercompany payables.
          “Executive Employees” has the meaning set forth in Section 3.7(vi).
          “FCPA” has the meaning set forth in Section 3.20.
          “Fifth Amendment” has the meaning set forth in Section 2.2.

          “Final Closing Date Working Capital” has the meaning set forth in Section 2.6(e).
          “Final Determination Date” has the meaning set forth in Section 2.6(d).
          “Foreign Plans” has the meaning set forth in Section 3.17(g).
          “GAAP” means generally accepted accounting principles in the United States, consistently applied.
          “Global Contract Third Party” has the meaning set forth in the definition of Global Contracts.
          “Global Contracts” means those Contracts set forth on Schedule 1.1(ix), by and between BPI and/or certain Affiliates thereof party thereto (collectively, the “BP Contract Parties”) and the respective third Persons thereto (each, a “Global Contract Third Party”) that cover business other than, and in addition to, the Business in the Restricted Jurisdictions.
          “Global Software Contracts” has the meaning set forth in Section 2.5(a)(i).
          “Governmental Body” means any:
          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
          (b) federal, state, local, municipal, foreign, or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
          (d) multi-national organization or body; or
          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
          “Guatemala Equity Interests” has the meaning set forth in the Preamble to this Agreement.
          “HIPAA” means Health Insurance Portability and Accountability Act of 1996.
          “Indemnification Matter” has the meaning set forth in Section 10.2(c).
          “Indemnification Notice” has the meaning set forth in Section 10.2(c).
          “Indemnified Party” has the meaning set forth in Section 10.2(c).
          “Indemnifying Party” has the meaning set forth in Section 10.2(c).

          “Insider” means any shareholder, director or officer of any of the BP Selling Entities or the Purchased Subsidiaries, and any Affiliate or Relative of any of the foregoing Persons.
          “Intcomex” has the meaning set forth in the Preamble to this Agreement.
          “Intcomex Balance Sheet Date” has the meaning set forth in Section 5.7(a).
          “Intcomex Basket Amount” has the meaning set forth in Section 10.2(c)(i).
          “Intcomex Common Stock” has the meaning set forth in the Preamble.
          “Intcomex Indemnified Parties” has the meaning set forth in Section 10.2(a).
          “Intcomex Indemnity Agreement” means the letter agreement dated as of the date hereof by and among Michael Shalom, Anthony Shalom, Intcomex and CVC, pursuant to which Intcomex has agreed, subject to the terms thereof, to return approximately $926,670.08 in excess indemnification payments (the “Excess Indemnification Payments”) made by certain of its shareholders in 2007.
          “Intellectual Property” means all intellectual property rights with respect to, arising from or associated with the following: (i) all domain names; (ii) trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world; (iii) patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs; (iv) copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor; (v) know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any copyrights or patents that cover or protect any of the foregoing, and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.
          “IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury and any comparable agencies or Governmental Bodies in Colombia, Guatemala, Honduras and El Salvador, such as but not limited to DIAN (Direccion de Impuestos y Aduanas Nacionales) in Colombia.
          “IT Products” shall mean such computer information technology products, including computer equipment, notebooks, netbooks, components, peripherals, software, computer systems, accessories and networking products, sold as part of the business of Intcomex and its Subsidiaries as of the date hereof; provided, however, that “IT Products” shall exclude any product of the business described on Schedule 1.1(vi), including cellular telephones, and accessories related thereto.

          “Judgments” has the meaning set forth in Section 3.9(a)
          “Knowledge” or words of similar intent or effect, for purposes hereof, shall mean, for a Party, the actual or implied knowledge of the applicable individuals listed on Schedule 1.1(x) attached hereto, after due inquiry. For purposes hereof, “due inquiry” shall mean what a prudent individual would discover in the course of conducting a reasonably comprehensive investigation concerning the existence of a fact or matter.
          “Legal Expenses” shall mean any and all reasonable fees, costs and expenses of any kind reasonably incurred by any Person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim.
          “Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty.
          “License Agreement” has the meaning set forth in Section 2.4(a)(vi).
          “Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
          “Losses” means all monetary losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto, including Legal Expenses.
          “Material Adverse Effect” means, with respect to the Business, on the one hand, or Intcomex, on the other, any change, effect or circumstance that is materially adverse, individually, or in the aggregate, to: (a) the Business, the Purchased Assets, the Purchased Equity Interests, each of the Purchased Subsidiaries or the Assumed Liabilities (in the case of the Business), or Intcomex’s business, assets or liabilities (in the case of Intcomex) or (b) the ability of such Parties to perform their respective obligations pursuant to this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on such Parties: (i) any adverse effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) except to the extent that they affect the Parties in a materially disproportionate manner relative to other companies, any adverse effect attributable to conditions generally affecting (A) the industries in which such Parties participate, (B) the U.S. economy as a whole or global economic conditions or any foreign markets where such Parties have material operations or sales generally, or (C) the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations; (iii) any adverse effect arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof; (iv) with respect to an Intcomex Party, any adverse effect attributable to actions of such Intcomex Party or (v) with respect to a BP Party or the Business, any adverse effect attributable to actions of such BP Party or the Business, as the case may be.
          “Material Third Party Intellectual Property” means that Software and Intellectual Property licensed from third parties that is reasonably necessary for the operation of the Business as currently conducted, including, without limitation, that Software identified on Schedule 1.1(xi).
          “Most Recent BP Financial Statements” has the meaning set forth in Section 3.5(a)(ii).
          “Most Recent Intcomex Balance Sheet” has the meaning set forth in Section 5.7(a).
          “New Contract” has the meaning set forth in Section 2.5(a).
          “Non-Assignable Contracts” has the meaning set forth in Section 2.5(b).
          “Non-Business Employees” has the meaning set forth in Section 8.1(a).
          “Non-Transferred Lease” means that lease agreement, dated February 28, 2006, by and between National Auto Center, Inc. dba Cellstar Latin America (predecessor to BPLA) for Leased Premises located at 2170 N.W. 87 Avenue, Miami, Florida 33172.
          “Novation” has the meaning set forth in Section 2.5(a).
          “Overpayment Amount” has the meaning set forth in Section 2.6(e).
          “participate in” has the meaning set forth in Section 9.5(c).
          “Permits” has the meaning set forth in Section 3.9(b).
          “Permitted Liens” means (i) Liens disclosed in Schedule 1.1(xiii) attached hereto, (ii) Liens for Taxes or assessments that are not yet due or are being contested in good faith, and (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith.
          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          “Pre-Closing Tax Period” has the meaning set forth in Section 9.19(a)(i).
          “Preliminary Working Capital Excess” has the meaning set forth in Section 2.6(a).
          “Preliminary Working Capital Shortfall” has the meaning set forth in Section 2.6(a).

          “Purchased Assets” means (a) all right, title and interest of the BP Asset Selling Entity in, to and under the BPLA Company Agreements; (b) customer and supplier lists of the BP Asset Selling Entity as of the Closing; (c) trade and accounts receivable on the books of the BP Asset Selling Entity as of the Closing listed in Schedule 1.1(xiv) attached hereto; (d) Business Inventory, prepaid assets and prepaid expenses on the books of the BP Asset Selling Entity as of the Closing; (e) title in and to all machinery, equipment, furniture, trade fixtures and other tangible personal property owned by the BP Asset Selling Entity and used in the operation of the Business, all as set forth on Schedule 1.1(xiv) attached hereto; (f) all of the BP Asset Selling Entity’s books, records, ledgers, files, documents (including originally executed copies of the BPLA Company Agreements to the extent available), correspondence, memoranda, forms, development materials, creative materials, advertising and promotional materials, studies, reports, books of account and records relating to employees, quality control records and procedures, manuals and warranty information, research and development files, in each case, whether in hard copy or magnetic format, in each instance to the extent owned, used or held for use in connection with, or otherwise related to, or required for or in connection with, the Business or the ownership of the Purchased Assets; provided, however, that any document related to any receivable of the BP Asset Selling Entity that has been collected before the date hereof and is not listed in Schedule 3.11 shall not be a Purchased Asset; (g) all Permits owned, used or held for use by the BP Asset Selling Entity in connection with or required for or in connection with the Business which are transferable without consent of any Governmental Body and such other Permits for which consent to transfer is obtained on or prior to the Closing Date, all as set forth on Schedule 1.1(xiv) attached hereto; (h) all rights or choses in action arising out of occurrences before or after the Closing and related to any portion of the Business, including transferable third Person warranties and guarantees and all related claims, credits, rights of recovery and setoff and other similar contractual rights, as to third Persons held by or in favor of the BP Asset Selling Entity and arising out of, resulting from or relating to the Business or the Purchased Assets; and (i) all of the BP Asset Selling Entity’s right, title and interest in and to all Intellectual Property set forth on Schedule 3.21(a) hereto owned, in whole or part, by the BP Asset Selling Entity, including without limitation, the right to seek damages for past, current and future infringements or misappropriations thereof; in each case, with the exception of the Excluded Assets and the Excluded Businesses.
          “Purchased Equity Interests” means the Colombia Equity Interests and the Guatemala Equity Interests.
          “Purchased Intcomex Stock” has the meaning set forth in the Preamble to this Agreement.
          “Purchased Subsidiaries” has the meaning set forth in the Preamble to this Agreement.
          “Real Property Leases” means all leases, subleases, licenses and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to any real property and to which a Purchased Subsidiary is a party or pursuant to which a Purchased Subsidiary uses or occupies any real property.
          “Registered Copyrights” has the meaning set forth in Section 3.21(a).

          “Registered Domain Names” has the meaning set forth in Section 3.21(a).
          “Registered IP” has the meaning set forth in Section 3.21(a).
          “Registered Marks” has the meaning set forth in Section 3.21(a).
          “Regulation D” has the meaning set forth in the Preamble to this Agreement.
          “Relative” of an individual means such individual’s spouse, such individual’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such individual.
          “Restricted Jurisdictions” means Miami-Dade County, Florida, Mexico, Central America, South America and the Caribbean (including Puerto Rico).
          “Restricted Period” has the meaning set forth in Section 9.5(a).
          “Review Period” has the meaning set forth in Section 2.6(b)(ii).
          “Rule 144” has the meaning set forth in Section 4.1(b).
          “SEC” means the U.S. Securities and Exchange Commission.
          “SEC Documents” has the meaning set forth in Section 5.7(a).
          “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Senior Notes” has the meaning set forth in Section 2.3.
          “Shareholders Agreement” has the meaning set forth in Section 2.2.
          “Shortfall Amount” has the meaning set forth in Section 2.6(e).
          “Software” means source or object code instructions for controlling the operation of a central processing unit or computer, and computer files containing data, all as used by of any of BPI, the BP Selling Entities or the Purchased Subsidiaries in connection with and material to the operation of the Business as currently conducted.
          “Special Representations” has the meaning set forth in Section 10.1.
          “Straddle Tax Period” has the meaning set forth in Section 9.19(b).
          “Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

          “Target Closing Date Working Capital” means $1,810,000.
          “Tax” means any tax (including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty) deficiency or other fee and any related charge or amount (including any fine, penalty, interest, or addition to tax) imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Company Agreement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
          “Termination Date” has the meaning set forth in Section 11.1(a)(ii).
          “Transfer” has the meaning set forth in Section 9.9(c).
          “Transaction Document” means this Agreement, the Fifth Amendment, the License Agreement, the Confidentiality Agreement and any and all other agreements, instruments and documents contemplated hereby and thereby, including each exhibit hereto and thereto.
          “Transition Period” has the meaning set forth in Section 2.5(a).
          “Working Capital” means current assets of the Business minus current liabilities of the Business, determined in accordance with GAAP applied in a manner consistent with past practice. An example of the calculation of Working Capital is set forth on Schedule 1.1(xv) hereto.
          “Working Capital Settlement Agreement” has the meaning set forth in Section 2.6(b)(ii).
     1.2 Interpretation.
          (a) All Schedules, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement. The words “herein”, “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term “or” is not exclusive. The term “including” (or any form thereof) shall not be limiting or exclusive. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references in this Agreement or in the Schedules, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to any of this Agreement shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
          (b) Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.
          (c) References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a “Material Adverse Effect.”
ARTICLE II
PURCHASE OF PURCHASED ASSETS;
ISSUANCE OF PURCHASED INTCOMEX STOCK
     2.1 Purchase of the Purchased Equity Interests; Purchased Assets; Assumption of Assumed Liabilities; Issuance of Purchased Intcomex Stock.
          (a) On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place three (3) calendar days (or if such day falls on a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York, the next Business Day) after satisfaction or waiver of all of the conditions (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) set forth in ARTICLE VI and ARTICLE VII (the “Closing Date”) at the offices of Carlton Fields, P.A., 100 S.E. 2nd Street, Miami, Florida 33131 or at such other location as Intcomex and BPI shall mutually agree.
          (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement:
     (i) the BP Asset Selling Entity shall sell, assign, transfer, deliver and convey to Intcomex (or a designated Affiliate thereof), and Intcomex (or a designated Affiliate thereof) shall acquire from the BP Asset Selling Entity the Purchased Assets, free and clear of all Liens, other than Permitted Liens;
     (ii) BPLA shall sell, assign, transfer, deliver and convey to Intcomex Colombia, and Intcomex Colombia shall acquire from BPLA, the Colombia Equity Interests, free and clear of all Liens, other than Permitted Liens;
     (iii) each of BPLA and BPIL shall sell, assign, transfer, deliver and convey to Intcomex Guatemala, and Intcomex Guatemala shall acquire from each of BPLA and BPIL, the Guatemala Equity Interests, free and clear of all Liens, other than Permitted Liens;
     (iv) BPLA shall pay to Intcomex on the Closing Date $15,000,000 in cash (the “Cash Consideration”) plus or minus the Estimated Working Capital Adjustment, as the case may be, in accordance with Section 2.6 hereof, by wire transfer of immediately available funds in accordance with written instructions that Intcomex shall have provided to BPLA;
     (v) the BP Asset Selling Entity shall assign, transfer and convey to Intcomex (or a designated Affiliate thereof), and Intcomex (or a designated Affiliate thereof) shall assume, the Assumed Liabilities; and
     (vi) Intcomex shall issue and sell to BPLA an aggregate of 38,769 shares of Intcomex Common Stock.
          (c) Notwithstanding anything to the contrary contained herein, Intcomex shall not assume or be bound by or be obligated or responsible for any Excluded Liabilities.
          (d) At the Closing, the BP Parties shall irrevocably waive and release, and shall cause their respective Affiliates to waive and release, each Intcomex Party from all Excluded Liabilities, including any liabilities or obligations created or which arise by statute or common law.
          (e) At the Closing, each Intcomex Party shall irrevocably waive and release, and shall cause its applicable Affiliates to waive and release, each BP Party from all Assumed Liabilities, including any liabilities or obligations created or which arise by statute or common law.
     2.2 Shareholders Agreement. At the Closing, BPLA, Intcomex and the other parties to the Fourth Amended and Restated Shareholders Agreement among the shareholders named therein and Intcomex, dated as of December 22, 2009, a copy of which is attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time, the “Shareholders Agreement”), shall execute a Fifth Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit B (the “Fifth Amendment”).
     2.3 Use of Proceeds. Intcomex shall utilize the Cash Consideration (as adjusted pursuant to Section 2.6 below) payable hereunder for (i) the redemption of a portion of Intcomex’s 13 1/4% Senior Notes due December 15, 2014 with an interest rate of 13 1/4% per year offered pursuant to Intcomex’s private offering on December 10, 2009 (the “Senior Notes”) in accordance with the existing payment schedule of the Senior Notes and (ii) general working capital purposes.
     2.4 Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:
          (a) BPI and/or the applicable BP Selling Entity, as the case may be, shall deliver to Intcomex:

     (i) a bill of sale for the Purchased Assets, duly executed by the BP Asset Selling Entity in the form of Exhibit C attached hereto (the “Bill of Sale”), with all necessary transfer documents and any other documents that are necessary to transfer to Intcomex (or a designated Affiliate thereof) good and marketable title to the Purchased Assets;
     (ii) an assignment and assumption agreement with respect to the Assumed Liabilities in the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”), duly executed by the BP Asset Selling Entity;
     (iii) the Cash Consideration (as adjusted by the Estimated Working Capital Adjustment) and the Employee Payment Obligation;
     (iv) the Fifth Amendment, duly executed by BPLA;
     (v) original share, stock or other equity certificates for the Purchased Equity Interests (to the extent such Purchased Equity Interests are represented by certificates), duly endorsed or accompanied by stock powers duly endorsed in blank;
     (vi) an intellectual property license agreement granting the Intcomex Parties the right to use certain Intellectual Property in the form of Exhibit E attached hereto (the “License Agreement”), duly executed by BPI and/or the applicable BP Party;
     (vii) assignments or consents, if any, granting the Intcomex Parties the right to continue to use Material Third Party Intellectual Property after the Closing under the same or reasonably equivalent terms and conditions under which the Business utilized such Material Third Party Intellectual Property prior to the Closing, duly executed by the licensor of such Material Third Party Intellectual Property and by BPI or the BP Selling Entity;
     (viii) (x) assignment of the BPLA Company Agreements, (y) those consents and/or waivers required for the assignment or change of control of the Company Agreements listed on Schedule 2.4(a)(viii) attached hereto, and (z) subject to the provisions of Section 2.5(a) hereof, those consents and/or waivers required in connection with the arrangements to be entered into pursuant to Section 2.5(a)(i) hereof listed on Schedule 2.4(a)(viii) attached hereto;
     (ix) a copy of the resolutions or consents of the board of directors (or comparable governing body with different name) of BPI and the BP Selling Entities authorizing the transactions contemplated herein, each certified by the Secretary of BPI and the applicable BP Selling Entity;
     (x) a certificate of Secretary of BPI and each of the BP Selling Entities as to the incumbency and signatures of the officers of the BP Parties executing this Agreement;

     (xi) resignations of directors/auditors and bank signatories of the Purchased Subsidiaries, if required by Intcomex, and appointment of alternates effective at Closing;
     (xii) a letter addressed to the registered agent of BP Colombia Limited in the British Virgin Islands confirming that BPLA has sold its shares of BP Colombia Limited to Intcomex Colombia and instructing the registered agent to recognize Intcomex Colombia as the registered agent’s client of record;
     (xiii) a certified copy of BP Colombia Limited’s updated share register evidencing the share transfer to Intcomex Colombia; and
     (xiv) any other certificates and other instruments and documents reasonably requested by Intcomex to be delivered by BPI or any of the BP Parties at or prior to the Closing or otherwise required in connection herewith.
          (b) Intcomex and/or the other applicable Intcomex Parties shall deliver to BPI and the BP Selling Entities:
     (i) to BPLA, stock certificates evidencing the Purchased Intcomex Stock registered in BPLA’s name;
     (ii) the Assignment and Assumption, duly executed by Intcomex (or a designated Affiliate thereof);
     (iii) the Fifth Amendment, duly executed by Intcomex and the other Intcomex shareholder parties thereto;
     (iv) the License Agreement, duly executed by Intcomex;
     (v) consents or waivers of third Persons under those Contracts listed on Schedule 2.4(b)(v) attached hereto;
     (vi) a copy of the resolutions or consents of the board of directors of Intcomex authorizing the transactions contemplated herein, certified by the Secretary of Intcomex;
     (vii) a certificate of Secretary of each of the Intcomex Parties as to the incumbency and signatures of the officers of the Intcomex Parties executing this Agreement; and
     (viii) any other certificates and other instruments and documents reasonably requested by BPI to be delivered by Intcomex or other Intcomex Parties at or prior to the Closing or otherwise required in connection herewith.
     2.5 Global Contracts; Consent of Third Persons.

          (a) Global Contracts. The Parties agree as follows with respect to each of the Global Contracts:
     (i) The Parties shall cooperate to provide to Intcomex or its designated Affiliate the rights and benefits thereunder relating exclusively to the Business in the Restricted Jurisdictions. To the extent that the Parties are unable prior to the Closing Date either to (x) cause the applicable Global Contract Third Party to such Global Contract to enter into a new Contract with Intcomex or its designated Affiliate governing such rights and obligations with respect thereto (a “New Contract”) or (y) otherwise cause a novation of such rights, benefits, obligations and liabilities with respect thereto relating exclusively to the Business in the Restricted Jurisdictions (a “Novation”), in either case, effective as of the Closing Date, then from and after the Closing, the Parties shall use commercially reasonable efforts for a reasonable period not to exceed twelve (12) months commencing on the Closing Date (the “Transition Period”) to (x) cause the applicable Global Contract Third Party to enter into a New Contract, or (y) cause a Novation, and, until such time, shall provide to Intcomex or its designated Affiliate, at the sole expense and liability of Intcomex, the rights and benefits of such Global Contract during the Transition Period to the extent related exclusively to the Business in the Restricted Jurisdictions; provided, however, (1) that any arrangement made between or among the Parties or Affiliates thereof pursuant to this Section 2.5(a)(i) in respect of a Global Contract shall be on the same terms as those set forth in such Global Contract exclusively in respect of the Business in the Restricted Jurisdictions, and (2) each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with the negotiation and execution of any New Contract or Novation under this Section 2.5(a)(i) except that, in connection therewith, no Party shall be obligated to pay any costs or other consideration to the applicable Global Contract Third Party with respect to a New Contract or Novation, as the case may be. Notwithstanding the foregoing, with respect to those Global Contracts set forth on Schedule 2.5(a)(i) (the “Global Software Contracts”), the Parties shall cooperate to enter into a mutually agreeable arrangement with the Global Contract Third Party under each Global Software Contract to provide to Intcomex or its designated Affiliate the rights and benefits thereunder relating exclusively to the Business in the Restricted Jurisdictions for a reasonable period not to exceed sixty (60) calendar days commencing on the Closing Date. Intcomex shall perform, at its sole expense and liability, on behalf of the BP Contract Parties and be liable for the obligations and liabilities of the BP Contract Parties under the Global Contracts to the extent related to the Business in the Restricted Jurisdictions, it being acknowledged and agreed that Intcomex shall direct the applicable BP Contract Party to place orders or otherwise act as its agent under the Global Contracts to the extent related exclusively to the Business in the Restricted Jurisdictions, and Intcomex shall pay all of the actual and direct costs and other charges associated therewith on a pass-through basis prior to the due date thereof so as to avoid any liability of any BP Contract Party in respect thereof plus a service charge of $250 per transaction to be paid by Intcomex to the applicable BP Contract Party.

     (ii) In the event that Intcomex or a designated Affiliate thereof enters into a New Contract or Novation in respect of a Global Contract, Intcomex agrees that the applicable BP Contract Parties shall be released and discharged from any and all obligations and liabilities (including any guaranty or similar arrangement) in respect of such New Contract or Novation.
          (b) Non-Assignable Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement by the BP Asset Selling Entity to assign any of the Company Agreements, or any claim or right or any benefit arising thereunder or resulting therefrom (collectively, the “Non-Assignable Contracts”) if an attempted assignment thereof, without the consent of a third Person, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Intcomex thereunder. Subject to the provisions of Section 2.5(c) below, in the event that an attempted assignment of a Company Agreement would be ineffective or would adversely affect the rights of the BP Asset Selling Entity thereunder so that Intcomex or its designated Affiliate would not in fact receive all such rights, the BP Asset Selling Entity shall use, and BPI shall cause the BP Asset Selling Entity to use, its commercially reasonable efforts to provide Intcomex or its designated Affiliate the benefits thereunder from and after the Closing Date. The BP Asset Selling Entity shall, and BPI shall cause the BP Asset Selling Entity to, pay promptly to Intcomex or its designated Affiliate when received all monies received, if any, by the BP Asset Selling Entity after the Closing Date with respect to the period after the Closing Date under such Company Agreement or any claim or right or any benefit arising thereunder to the extent that Intcomex or its designated Affiliate would be entitled thereto pursuant hereto so long as Intcomex or its designated Affiliate is (x) not in breach of any such Company Agreement and (y) satisfying the corresponding liabilities and performing the corresponding obligations arising under such Company Agreement (excluding such liabilities and obligations relating to the period prior to the Closing Date). Subject to the provisions of Section 2.5(c) below, if and when any such consents in respect of Non-Assignable Contracts shall be obtained, the BP Asset Selling Entity shall, and BPI shall cause the BP Asset Selling Entity to, promptly assign or otherwise transfer their respective rights thereunder to Intcomex or its designated Affiliate without the payment of additional consideration and Intcomex or its designated Affiliate shall, without the payment of any additional consideration therefor, assume from and after the date of such assignment or transfer the liabilities and obligations thereunder arising exclusively from, and accruing exclusively with respect to, the period after such assignment or transfer and assumption (other than obligations or liabilities thereunder arising as a result of the breach thereof at or prior to such assignment or transfer and assumption). At such time as any Non-Assignable Contract is properly assigned or otherwise transferred to Intcomex or its designated Affiliate, such Non-Assignable Contract shall cease to be a Non-Assignable Contract and become a Purchased Asset.
          (c) Consents Covenant. As to any consent listed on Schedule 3.4(ii) or Schedule 3.4(v) that is not a condition to Closing pursuant to in respect of a Company Agreement ARTICLE VI or ARTICLE VII, BPI shall (and shall cause its respective Affiliates to) have the continuing obligation for a reasonable period not to exceed twelve (12) months commencing on the date hereof to use its commercially reasonable efforts to obtain each such consent. In the event a third Person requires payment in connection with any consent requested by BPI or an Affiliate thereof pursuant to this Section 2.5(c), the payment obligations with respect thereto, if any, shall be mutually agreed in good faith among the Parties.

     2.6 Working Capital Adjustment.
          (a) Estimated Closing Date Working Capital Adjustment. No later than two (2) Business Days prior to the Closing Date, BPI shall deliver to Intcomex a good faith estimate of the Working Capital of the Business as of the close of business on the day immediately preceding the Closing Date (the “Estimated Closing Date Working Capital”) based upon a statement of Working Capital, prepared in accordance with GAAP applied in a manner consistent with past practice and prepared in accordance with the methodology used to prepare the example calculation of Working Capital set forth on Schedule 1.1(xv) hereto (including the same line items). If the Estimated Closing Date Working Capital exceeds the Target Closing Date Working Capital, then the Cash Consideration payable to Intcomex at the Closing pursuant to Section 2.1(b)(iv) shall be decreased, on a dollar-for-dollar basis, by an amount equal to the amount by which the Estimated Closing Date Working Capital exceeds the Target Closing Date Working Capital (the “Preliminary Working Capital Excess”). If the Estimated Closing Date Working Capital is less than the Target Closing Date Working Capital, then the Cash Consideration payable to Intcomex at the Closing pursuant to Section 2.1(b)(iv) shall be increased, on a dollar-for-dollar basis, by an amount equal to the amount by which the Target Closing Date Working Capital exceeds the Estimated Closing Date Working Capital (the “Preliminary Working Capital Shortfall,” and together with the Preliminary Working Capital Excess, the “Estimated Working Capital Adjustment”).
          (b) Final Closing Date Working Capital Adjustment.
     (i) On or before the 60th calendar day after the Closing Date, Intcomex or its designated agent shall prepare and deliver to BPI, in writing, Intcomex’s calculation, prepared in accordance with GAAP applied in a manner consistent with past practice and prepared in accordance with the methodology used to prepare the example calculation of Working Capital set forth on Schedule 1.1(xv) hereto (including the same line items), of the Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Closing Date Working Capital”) and Intcomex’s proposed adjustment to the Cash Consideration (as adjusted by any Estimated Working Capital Adjustment) (the “Closing Date Working Capital Adjustment”), if any, based upon a statement of the Closing Date Working Capital (the “Closing Date Working Capital Statement”), prepared in accordance with GAAP applied in a manner consistent with past practice and prepared in accordance with the methodology used to prepare the example calculation of Working Capital set forth on Schedule 1.1(xv) hereto (including the same line items). Intcomex’s calculation of Closing Date Working Capital and the Closing Date Working Capital Adjustment shall contain an explanation in reasonable detail of the causes for the proposed adjustment, if any, and shall have attached thereto reasonable support documentation. From and after BPI’s receipt of the Closing Date Working Capital Statement until the Final Determination Date (as defined below), Intcomex shall reasonably cooperate and provide BPI and its advisors with timely access, during regular business hours, to the employees and records of Intcomex and the work papers, trial balances and similar materials used in connection with the preparation of the Closing Date Working Capital Statement.

     (ii) Following receipt of the Closing Date Working Capital Statement and the proposed Closing Date Working Capital Adjustment from Intcomex, BPI will be afforded a period of twenty (20) calendar days (the “Review Period”) to review the Closing Date Working Capital Statement and Intcomex’s proposed Closing Date Working Capital Adjustment. At or before the end of the Review Period, BPI will either (A) accept the Closing Date Working Capital and Intcomex’s proposed Closing Date Working Capital Adjustment in its entirety, in which case such Closing Date Working Capital will constitute the Final Closing Date Working Capital (as defined below) for purposes of determining amounts to be paid from Intcomex to BPI or from BPI to Intcomex pursuant to Section 2.6(e) below, as the case may be, or (B) deliver to Intcomex a written notice (the “BPI Objection Notice”) containing BPI’s calculation of Closing Date Working Capital and the Closing Date Working Capital Adjustment (if any), together with a reasonably detailed written explanation of those items in the Closing Date Working Capital Statement which BPI disputes (the “Disputed Items”), in which case the Disputed Items shall be deemed to be in dispute and all other items in the Closing Date Working Capital Statement shall be deemed to have been agreed. The failure by BPI to deliver a BPI Objection Notice within the Review Period shall constitute BPI’s acceptance of the Closing Date Working Capital and the proposed Closing Date Working Capital Adjustment as proposed by Intcomex in the Closing Date Working Capital Statement and such shall be conclusive and binding upon the Parties and the Closing Date Working Capital as set forth in the Closing Date Working Capital Statement will constitute the Final Closing Date Working Capital for purposes of determining amounts to be paid from Intcomex to BPI or from BPI to Intcomex pursuant to Section 2.6(e) below, as the case may be. If BPI delivers a BPI Objection Notice in a timely manner, then, within a further period of fifteen (15) calendar days from the delivery of the BPI Objection Notice, each Party and, if desired by such Party, such Party’s accountants and other advisors will attempt to resolve in good faith any Disputed Items and reach a written agreement (the “Working Capital Settlement Agreement”) with respect thereto. If the parties enter into a Working Capital Settlement Agreement, the Closing Date Working Capital shall be deemed to be as agreed therein for purposes of determining amounts to be paid from Intcomex to BPI or from BPI to Intcomex pursuant to Section 2.6(e) below, as the case may be.
          (c) Accountant Determination. Failing resolution by the Parties as contemplated by Section 2.6(b) above, the Disputed Items will be referred by BPI or Intcomex, or both, for final binding resolution to an independent registered public accounting firm as shall be mutually agreed upon by BPI and Intcomex (the “Accountants”). If the Disputed Items are submitted to the Accountants for resolution, each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The determination by the Accountants (the “Accountants’ Determination”) shall be (i) deemed to be the Final Closing Date Working Capital for purposes of determining amounts to be paid from Intcomex to BPI or from BPI to Intcomex pursuant to Section 2.6(e) below, as the case may be; (ii) furnished to BPI and Intcomex as soon as practicable after the Disputed Items have been referred to the Accountants (provided that the parties shall direct the Accountants to deliver the Accountants’ Determination not later than the 30th calendar day following the Accountants’ acceptance of its engagement to make the Accountants’ Determination), (iii) made in accordance with GAAP applied in a manner consistent with past practice, and (iv) nonappealable and incontestable by BPI, Intcomex and each of their respective Affiliates and successors and not subject to collateral attack for any reason, other than a mathematical error of the Accountants which may be cured only by the Accountants within seven calendar days following their delivery of the Accountants’ Determination. The determination of the Disputed Items with respect to the Closing Date Working Capital by the Accountants shall be based on whether such Disputed Items have been calculated in accordance with GAAP applied in a manner consistent with past practice and prepared in accordance with the methodology used to prepare the example calculation of Working Capital set forth on Schedule 1.1(xv) hereto (including the same line items), and the Accountants are not to make any other determination (other than with respect to mathematical errors in the Closing Date Working Capital Statement). The Accountants shall not assign a value to any item greater than the greatest value for such item claimed by BPI or Intcomex or less than the smallest value for such item claimed by BPI or Intcomex and shall be limited to the selection of either BPI’s or Intcomex’s position on a Disputed Item (or a position in between the positions of BPI and Intcomex). The Accountants shall not impose an alternative resolution outside the bounds set in the preceding sentence.
          (d) Fees and Expenses of the Accountants. The fees and expenses of the Accountants in connection with resolving any Disputed Item (including attorneys’, accountants’, investigators’ and other professional fees) shall be paid pro rata by each Party in relation to the proportional difference between the Accountants’ final determination of the Disputed Items in connection with the Closing Date Working Capital and the Final Closing Date Working Capital as specified by the Accountants’ Determination. Such fees and expenses shall be paid by BPI and Intcomex to the Accountants within 10 calendar days of the Final Determination Date, by wire transfer of immediately available funds to the account designated in writing by the Accountants. For purposes hereof, the “Final Determination Date” shall mean the earliest to occur of (A) the date on which BPI accepts Intcomex’s determination of the Closing Date Working Capital and Intcomex’s proposed Closing Date Working Capital Adjustment in its entirety, (B) the 21st calendar day following the receipt by BPI of the Closing Date Working Capital Statement if BPI shall have failed to deliver the BPI Objection Notice to Intcomex within the Review Period, (C) the date on which BPI and Intcomex execute a Working Capital Settlement Agreement, or (D) the 8th calendar day (or if such day falls on a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York, the next Business Day) after the date on which BPI and Intcomex both shall have received the Accountants’ Determination in writing other than in the event of an assertion by either Party that the Accountants have made a mathematical error, in which case such period shall be extended for such time as is required to rectify such mathematical error and the Parties shall use their commercially reasonable efforts to cause the Accountants to rectify such mathematical error as soon as practicable.
          (e) Adjustment with Respect to Final Closing Date Working Capital. For purposes of this Agreement, the “Final Closing Date Working Capital” shall mean the Closing Date Working Capital as determined by (i) Section 2.6(b)(ii)(A), (ii) the Closing Date Working

Capital Statement in the event that BPI fails to deliver a BPI Objection Notice within the Review Period, (iii) a Working Capital Settlement Agreement, or (iv) the Accountants’ Determination. If the Final Closing Date Working Capital has been determined to be less than the Estimated Closing Date Working Capital (the amount of such deficit, being referred to herein as the “Shortfall Amount”), then within ten (10) calendar days after the Final Determination Date, BPLA shall pay to Intcomex an amount equal to the Shortfall Amount. If the Final Closing Date Working Capital has been determined to be more than the Estimated Closing Date Working Capital (the amount of such excess, being referred to herein as the “Overpayment Amount”), then within ten (10) calendar days after the Final Determination Date, Intcomex shall pay to BPLA an amount equal to the Overpayment Amount. Such payments shall be made by wire transfer of immediately available funds to an account designated in writing by the applicable receiving Party.
     2.7 Allocation of Consideration. The allocation of the purchase price among the Purchased Assets, the Purchased Equity Interests, the Purchased Intcomex Stock and the non-competition provisions in Section 9.5 shall be as set forth on Schedule 2.7. The Parties covenant and agree that such allocation of the purchase price shall be conclusive and final for all purposes of this Agreement, except as otherwise required by applicable law. BPI, the BP Selling Entities and Intcomex will report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and cooperate in the preparation and filing of IRS Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law, or any comparable provisions of state, or local Tax law), with their respective federal, state and local income Tax returns for the taxable year that includes the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF BPI AND THE BP SELLING ENTITIES
     BPI and each of the BP Selling Entities, jointly and severally, hereby represent and warrant to Intcomex as follows:
     3.1 Organization and Good Standing.
          (a) Each of BPI, the BP Selling Entities and the Purchased Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the organizational power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. Each of BPI, the BP Asset Selling Entity and the Purchased Subsidiaries has previously delivered to Intcomex complete and correct copies of its certificate of incorporation and bylaws or articles of organization and operating agreement (or equivalent organizational documents with different names), as the case may be, as presently in effect.
          (b) All of the issued and outstanding Purchased Equity Interests are owned beneficially and of record by the BP Selling Entities, free and clear of any Liens (except for Permitted Liens) and the BP Selling Entities will transfer and deliver to Intcomex (or a designated Affiliate thereof) at the Closing valid title to the Purchased Equity Interests free and clear of all Liens, except for Permitted Liens. Schedule 3.1(b) annexed hereto sets forth the authorized and outstanding Purchased Equity Interests and the holder of the Purchased Equity Interests together with the number or percentage of such Purchased Equity Interests held by such Persons. All of the issued and outstanding Purchased Equity Interests have been duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding (i) securities of the Purchased Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Purchased Subsidiaries or (ii) options or other rights to acquire from any of the Purchased Subsidiaries, or other obligation of the Purchased Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Purchased Subsidiaries. None of the Purchased Equity Interests have been issued in violation of, and none are subject to, any purchase option, call, right of first refusal, preemptive, subscription, or other similar right. The BP Selling Entities are not a party to any arrangement granting to any Person any stock appreciation, phantom stock or other similar right with respect to the Purchased Equity Interests.
          (c) Neither of the Purchased Subsidiaries has any Subsidiaries and does not own or have any right to acquire any equity interest in any other Person. BPLA is and will be on the Closing Date the sole record and beneficial owner and holder of all equity interests in BP Colombia Limited. BP Colombia Limited is and will be on the Closing Date the sole record and beneficial owner of BP Colombia. BPLA and BPIL are and will be on the Closing Date the sole record and beneficial owners and holders of all equity interests in BP Guatemala.
     3.2 Capitalization. On the date hereof, the authorized capital of BP Colombia Limited consists of 50,000 authorized shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and 49,900 of which remain unissued. On the date hereof, the authorized capital of BP Guatemala consists of 50 authorized shares of common stock, par value 100 GTQ (Quetzales) per share, of which 50 shares are issued and outstanding and none of which remain unissued. Schedule 3.2 attached hereto accurately discloses the outstanding capital stock of BP Colombia Limited and BP Guatemala and all outstanding options, warrants, convertible notes, or any other rights or instruments which would entitle the holder thereof to acquire shares of BP Colombia Limited or BP Guatemala or other equity interests in BP Colombia Limited or BP Guatemala upon conversion or exercise. Other than as disclosed in Schedule 3.2, there are no outstanding rights, agreements, arrangements or understandings to which any BP Party is a party (written or oral) which would obligate either Purchased Subsidiary to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the SEC.

     3.3 Business Assets; Title.
          (a) Schedule 3.3(a) lists all items of (i) Business Inventory, and (ii) other tangible personal property of every kind or description owned by the BP Asset Selling Entity or the Purchased Subsidiaries that are a part of the Business Assets and have a current net book value in excess of $5,000 per item. All of the Business Assets of any kind or description that are tangible assets are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current use. The tangible assets subject to any Company Agreement are in good operating condition and repair, ordinary wear and tear excepted.
          (b) BP Colombia Limited’s sole asset is BP Colombia. Except for the applicable Excluded Assets, the Business Assets constitute all the assets, properties and rights owned, used, or held for use in connection with, or that are otherwise required for the conduct of, the Business as currently conducted on the date of this Agreement. Other than the applicable Excluded Assets and the Business Assets, there are no assets owned, used or held for use by any of BPI, the BP Selling Entities or the Purchased Subsidiaries in connection with, or otherwise required, in connection with the Business as currently conducted. The BP Asset Selling Entity and the Purchased Subsidiaries, as the case may be, have good and marketable title to, or hold by valid and existing leases or licenses for, all of the Business Assets free and clear of all Liens, except for Permitted Liens. None of BPI, the BP Asset Selling Entity or the Purchased Subsidiaries, as the case may be, has signed any financing statement under the UCC (or similar foreign regulations) or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the Business Assets. At the Closing, the BP Asset Selling Entity is conveying to Intcomex good and marketable title to all of the Purchased Assets owned by it (other than the Excluded Assets, including the Non-Assignable Contracts and Global Contracts), free and clear of all Liens other than Permitted Liens.
     3.4 Authority, Approvals and Consents. Each of BPI and the BP Selling Entities has the organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors or similar governing body of BPI and the BP Selling Entities and no other organizational proceedings on the part of BPI or the BP Selling Entities are necessary to authorize and approve this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, each of BPI and the BP Selling Entities enforceable against each of them in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement by BPI and the BP Selling Entities and the other Transaction Documents to which any of them is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

     (i) contravene any provisions of the certificate of incorporation and bylaws of BPI or the BP Selling Entities (or equivalent documents with different names);
     (ii) except as set forth in Schedule 3.4(ii), (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract set forth on Schedule 3.13(a) or, require any consent or waiver of any third Person to a Contract set forth on Schedule 3.13(a);
     (iii) result in the creation of any Lien (other than Permitted Liens) upon, or any Person obtaining any right to acquire, the Business Assets or the Purchased Equity Interests;
     (iv) violate or conflict with any Legal Requirements applicable to BPI, any of the BP Selling Entities, any of the Business Assets or any of the Purchased Equity Interests; or
     (v) except as set forth in Schedule 3.4(v), require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Body or any third Person under any Contract set forth on Schedule 3.13(a).
     Except as set forth in Schedule 3.4(v), no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Body or any third Person consents is necessary to be obtained or made by BPI or any of the BP Selling Entities to enable Intcomex, Intcomex Colombia, Intcomex Guatemala or other designated Intcomex Affiliates to continue to conduct the Business and use the Business Assets after the Closing in a manner which is in all material respects consistent with that in which the Business is presently conducted and the Business Assets are presently used by the BP Asset Selling Entity and the Purchased Subsidiaries, as applicable.
     3.5 Financial Statements.
          (a) Attached hereto as Schedule 3.5 are true and complete copies of:
     (i) the consolidated balance sheet as of December 31 for each of the years 2008 through 2009, and the related consolidated statements of income, cash flow and stockholders’ equity for the fiscal years ended on such dates, in each case, for the BP Asset Selling Entity and the Purchased Subsidiaries, and
     (ii) the consolidated balance sheet as of December 31, 2010 and the consolidated reported statements of income for the twelve-month period ended on such date, in each case, for the BP Asset Selling Entity and the Purchased Subsidiaries (the “Most Recent BP Financial Statements”);

(all the foregoing financial statements, including the notes thereto, are referred to herein collectively as the “BP Financial Statements”).
          (b) The BP Financial Statements are in accordance with the regularly maintained books and records of the BP Asset Selling Entity and the Purchased Subsidiaries and present fairly in all material respects the financial position, results of operations, stockholders’ equity and changes in financial position of the BP Asset Selling Entity and the Purchased Subsidiaries, as the case may be, as of the dates and for the periods indicated, in each case, in accordance with GAAP applied in a manner consistent with past practice and on a consistent basis throughout the periods covered thereby; provided, however, that the Most Recent BP Financial Statements lack footnotes, normal year-end reclassifications, adjustments and other presentation items, which, in the aggregate, are not material in amount. The BP Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the BP Asset Selling Entity and the Purchased Subsidiaries are complete and correct in all material respects and fully and fairly reflect all of the transactions of the BP Asset Selling Entity and the Purchased Subsidiaries.
          (c) Each of the BP Asset Selling Entity and the Purchased Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     3.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6, none of the BP Asset Selling Entity or the Purchased Subsidiaries has any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise) including, any unfunded obligation under employee benefit plans or arrangements or liabilities for Taxes, except for (i) liabilities reflected or reserved against in the balance sheet as of December 31, 2010 (the “BP Balance Sheet Date”) included in the Most Recent BP Financial Statements (the “BP Balance Sheet”) and (ii) liabilities incurred in the ordinary course of business and consistent with past practice after the BP Balance Sheet Date which, individually and in the aggregate, do not have a Material Adverse Effect with respect to the Business or the Business Assets.
     3.7 Absence of Material Adverse Effect; Conduct of Business. Except as set forth on Schedule 3.7, since the BP Balance Sheet Date, there has been no Material Adverse Effect with respect to the Business. Without limiting the foregoing, except as set forth on Schedule 3.7 hereto, since the BP Balance Sheet Date, there has not been, occurred or arisen:
     (i) any damage, destruction or loss to the Business Assets (whether or not covered by insurance) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Business;

     (ii) any material change in any (i) accounting principle or method used for financial reporting purposes by any of the BP Asset Selling Entity or the Purchased Subsidiaries except as expressly disclosed in the BP Financial Statements or (ii) election for federal income tax purposes used by any of the BP Asset Selling Entity or the Purchased Subsidiaries;
     (iii) any commitment, transaction or other action by the BP Asset Selling Entity or any of the Purchased Subsidiaries in connection with the Business or the Business Assets other than in the ordinary course of business and consistent with past practice;
     (iv) any amendment or other change to the certificate of incorporation and bylaws or articles of organization and operating agreement (or equivalent organizational documents with different names) of any of the BP Selling Entities or the Purchased Subsidiaries, as the case may be;
     (v) any sale or other disposition of any right, title or interest in or to any Business Assets (other than sales of Business Inventory in the ordinary course of business consistent with past practice) having an aggregate value in excess of $25,000;
     (vi) (x) any approval or action to put into effect any material increase in any compensation or benefits payable to any class or group of employees of the Business, any material increase in the compensation payable or to become payable to any of the directors, officers or employees of the BP Asset Selling Entity or any of the Purchased Subsidiaries whose total compensation after such increase would exceed $50,000 per annum (collectively, “Executive Employees”) or any bonus (other than discretionary bonuses paid in the ordinary course of business consistent with past practice), service award, percentage compensation or other benefit paid, granted or accrued to or for the benefit of any Executive Employee, or (y) the adoption or amendment in any material respect of any severance agreement to which any Executive Employee is a party;
     (vii) any creation, incurrence or assumption of any indebtedness for money borrowed in excess of $10,000 by any of the BP Asset Selling Entity or the Purchased Subsidiaries;
     (viii) any capital expenditures made by any of the BP Asset Selling Entity or the Purchased Subsidiaries in excess of $50,000; or
     (ix) any authorization, approval, agreement or commitment to do any of the foregoing.
     3.8 Taxes.
          (a) Except as set forth on Schedule 3.8(a), the Purchased Subsidiaries (which, for purposes of this Section 3.8, shall include any predecessor of the Purchased Subsidiaries) have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to them, pursuant to applicable Legal Requirements (taking into account all applicable extensions). BPI has delivered to Intcomex copies of all such Tax Returns filed by the Purchased Subsidiaries since January 1, 2008. Each of the Purchased Subsidiaries has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any of the Purchased Subsidiaries, except such Taxes, if any, as are listed on Schedule 3.8(a).
          (b) Except as described in Schedule 3.8(b): (i) no Tax Returns of any of the Purchased Subsidiaries have been audited by the IRS or any applicable state or foreign tax authorities; (ii) there are no pending, proposed, or to the Knowledge of the BP Parties, threatened, audits, Claims, assessments or deficiencies, asserted with respect to Taxes of the Purchased Subsidiaries; and (iii) none of the Purchased Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which any of the Purchased Subsidiaries may be liable.
          (c) The charges, accruals, and reserves with respect to Taxes on the books of the Purchased Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to their respective liabilities for Taxes. There exists no proposed tax assessment against the Purchased Subsidiaries except as disclosed in the Most Recent BP Financial Statements, and all Taxes that any of the Purchased Subsidiaries is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
          (d) All Tax Returns filed by the Purchased Subsidiaries are true, correct, and complete. None of the Purchased Subsidiaries has any liability under any tax sharing agreement or tax indemnity agreement nor are any of them otherwise liable for taxes of any other Person pursuant to a tax indemnity agreement or otherwise.
          (e) Except as described in Schedule 3.8(e), none of the Purchased Subsidiaries is or has been engaged in a trade or business in the United States and neither is or has been subject to U.S. federal income taxation.
          (f) Except as described in Schedule 3.8(f), all deficiencies asserted or assessments made as a result of any examination of Tax Returns of the Purchased Subsidiaries have been paid in full.
     3.9 Legal Matters.
          (a) Except as set forth in Schedule 3.9, (i) there is no claim, action, suit, litigation, investigation, inquiry, review or proceeding (collectively, “Claims”) pending or, to the Knowledge of any of the BP Parties, threatened, against or affecting any employee of the Business, any employee benefit plan or any of their respective properties or rights before or by any court, arbitrator, panel, agency or other governmental, administrative, self-regulatory organization or judicial entity with respect to the Business or the Business Assets, and (ii) none of the BP Selling Entities or the Purchased Subsidiaries is subject to any judgment, decree, writ, injunction, ruling or order (collectively, “Judgments”) of any Governmental Body. Schedule 3.9

identifies each Claim and Judgment disclosed thereon, whether or not it is fully covered by an insurance policy and whether or not it could reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets.
          (b) The Business is being conducted in compliance in all material respects with all Legal Requirements applicable to its employees, the Business and the Business Assets. The BP Asset Selling Entity and the Purchased Subsidiaries hold, and are in compliance in all material respects with, all franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations (collectively, “Permits”) required by all applicable Legal Requirements for the conduct of the Business and the operation of the Business Assets as currently conducted.
          (c) The BP Asset Selling Entity and the Purchased Subsidiaries collectively own or hold all Permits material to the conduct of the Business and the Business Assets. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permits which could reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets.
          (d) No BP Party (i) has received any written or oral notice asserting any material noncompliance with any Legal Requirement or Permit pertaining to the Business, the Business Assets, the Purchased Equity Interests or the Assumed Liabilities, (ii) is subject to any Legal Requirement which if enforced against or complied with by BPI or the BP Selling Entities could reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets, and (iii) has any Knowledge of (A) any Legal Requirement proposed which, if effective, could reasonably be expected to have a Material Adverse Effect with respect to the Business, and (B) any Governmental Body that has indicated any intention to initiate any investigation, inquiry or review involving any of the BP Selling Entities or the Purchased Subsidiaries, their employees, any employee benefit plan, the Business or any of the Business Assets. Notwithstanding the foregoing, no representation or warranty is made under this Section 3.9 in respect of any environmental matters which are addressed in Section 3.10(d) (as to which no representation or warranty is made except as set forth in Section 3.10(d)).
     3.10 Property.
          (a) None of the BP Asset Selling Entity or the Purchased Subsidiaries owns any real property or holds any option to acquire any real property.
          (b) Schedule 3.10(b) lists all Real Property Leases used in connection with the Business, true and complete copies of which have been provided to Intcomex prior to the date of this Agreement. Neither Purchased Subsidiary has entered into any subleases of any of the Real Property Leases. The Purchased Subsidiaries have the right to quiet enjoyment for the full term of said Real Property Leases. The Real Property Leases are in full force and effect in all material respects, subject only to Liens that do not interfere with the present uses of the properties in respect thereof, and neither Purchased Subsidiary and, to the Knowledge of any of the BP Parties, no other party to the Real Property Leases is in breach thereunder.

          (c) Except as disclosed on Schedule 3.10(c), none of the BP Asset Selling Entity or the Purchased Subsidiaries is a party to or bound by any lease or similar agreement under which the BP Asset Selling Entity or a Purchased Subsidiary is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business and which could reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets.
          (d) The Purchased Assets owned or leased by the BP Asset Selling Entity and the assets owned or leased by the Purchased Subsidiaries conform in all material respects with all applicable Legal Requirements. The present use of the Business Assets conforms in all material respects with all applicable Legal Requirements and all certificates and permits necessary for the lawful use thereof have been issued and are presently in full force and effect. All notices of violations of Legal Requirements issued by any state, county, municipal or local department having jurisdiction against or affecting any of the Business Assets have been complied with in all material respects. None of the BP Asset Selling Entity or the Purchased Subsidiaries generates or otherwise owns or possesses, stores, treats, disposes of or transports any “hazardous substances” (as defined in the Comprehensive Environmental Responses, Compensation and Liability Act of 1980) or the regulations promulgated thereunder or any other hazardous substance (as defined in any similar state or local law or the regulations promulgated thereunder) or has at any time generated or otherwise owned or possessed, stored, treated, disposed of or transported any such hazardous substance which could reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets.
     3.11 Accounts Receivable. All accounts receivable which are included in the Business Assets reflected on the BP Balance Sheet or arising since the BP Balance Sheet Date represent bona fide amounts owed for products previously delivered or services previously rendered, and none of such accounts receivable represent a billing for products or services not yet delivered or rendered. All of the accounts receivable which are included in the Business Assets are valid receivables and are current and, to the BP Parties’ Knowledge, are collectible (consistent with past collections experience of the BP Asset Selling Entity or the Purchased Subsidiaries, as applicable), without resort to litigation or extraordinary collection activity, within ninety (90) calendar days of the Closing Date. To the BP Parties’ Knowledge, none of the BP Asset Selling Entity or the Purchased Subsidiaries has received any written notice from an account debtor stating that any account receivable in excess of $50,000 is subject to any defense, setoff or counterclaim by such account debtor other than returns in the ordinary course of their business and subject to the recorded allowance for collection losses shown on the BP Balance Sheet Date. Except to the extent reserved against or reflected on the BP Financial Statements, to the Knowledge of the BP Parties, there is no reason why the accounts receivable of the BP Asset Selling Entity and the Purchased Subsidiaries would not be collectible in the ordinary course of business consistent with past practice. The allowance for collection losses shown on the BP Balance Sheet has been determined in accordance with GAAP consistent with past practice. Set forth on Schedule 3.11 hereto is a list of all accounts receivable of the BP Asset Selling Entity and the Purchased Subsidiaries with respect to the Business as of December 31, 2010 including the aging thereof.
     3.12 Insurance. Schedule 3.12 lists all insurance policies owned or held by BPI, the BP Asset Selling Entity or the Purchased Subsidiaries that cover the Business or any Business

Assets. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no written notice of cancellation, termination or non-renewal has been received by any of the BP Parties with respect to any such policy. True and complete copies of all such policies have been previously furnished to Intcomex.
     3.13 Contracts.
          (a) Set forth on Schedule 3.13(a) hereto is a complete and accurate list of (i) each Contract which is material to the Business, the Business Assets and the Assumed Liabilities and (ii) without regard to materiality, each of the following Contracts:
     (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by any of the BP Selling Entities or the Purchased Subsidiaries or otherwise in connection with the Business;
     (ii) any guaranty, direct or indirect, by any BP Selling Entity or Purchased Subsidiary of any obligation for borrowings or otherwise in connection with the Business, excluding endorsements made for collection in the ordinary course of business;
     (iii) any Company Agreement or Global Contract (relating exclusively to the Business in the Restricted Jurisdictions) providing for the grant of any preferential rights to purchase or lease any assets, made other than in the ordinary course of business;
     (iv) any obligation to register any shares of capital stock or other securities with the SEC;
     (v) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies;
     (vi) any lease or similar arrangement for the use by the BP Asset Selling Entity or any Purchased Subsidiary of personal property in connection with the Business involving payments of in excess of $30,000 per annum;
     (vii) a Company Agreement to which any Insider is a party;
     (viii) a Company Agreement or Global Contract (relating exclusively to the Business in the Restricted Jurisdictions) with a stated contractual term in excess of one year or providing for aggregate payments in excess of $30,000 per annum;
     (ix) a Company Agreement containing noncompetition or other limitations restricting the conduct of the business of any of the BP Asset Selling Entity or any Purchased Subsidiary; and
     (x) any partnership, joint venture or similar agreement.

          (b) Copies of all written, and a description of all oral, Company Agreements and Global Contracts, together with all modifications, amendments and supplements thereto, have been provided to Intcomex prior to the date of this Agreement. There are no oral Contracts that are Company Agreements or Global Contracts other than the oral Contracts described on Schedule 3.13(b).
          (c) With such exceptions as are set forth on Schedule 3.13(c) and except as may result from Intcomex or an Affiliate thereof becoming a party to a Company Agreement or a New Contract in connection herewith:
     (i) all of the Company Agreements and Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions) are in full force and effect and are valid and binding on and enforceable against the applicable BP Party in accordance with their respective terms and, to the Knowledge of any of the BP Parties, on and against the other parties thereto, each subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally;
     (ii) none of the BP Asset Selling Entity or any Purchased Subsidiary is, nor to the Knowledge of any of the BP Parties, is any other party to any Company Agreement or Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions), in breach of, or default under, any such Company Agreement or Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions);
     (iii) none of the BP Asset Selling Entity or any Purchased Subsidiary has waived any material right under any Company Agreement or Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions);
     (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach of, or default under, any Company Agreement or Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions);
     (v) there are no unresolved disputes under any of the Company Agreements or Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions); and
     (vi) none of the BP Asset Selling Entity or any Purchased Subsidiary has given to or received from any other Person, at any time since December 31, 2006, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or default under any Company Agreement or Global Contracts (relating exclusively to the Business in the Restricted Jurisdictions).
          (d) Schedule 3.13(d) sets forth each Contract listed on Schedule 3.13(a) which (x) contains a contractually stated expiration date which is within six months from the date hereof and (y) does not contain an automatic term renewal provision.

     3.14 Customers and Suppliers.
          (a) Schedule 3.14(a) contains a list of (i) all customers of the Business which have Contracts (including oral contracts and purchase orders) with any of the BP Asset Selling Entity or any of the Purchased Subsidiaries involving purchases in an amount in excess of $10,000 per annum, and (ii) all suppliers of the Business which have Contracts (including oral contracts and purchase orders) with the BP Asset Selling Entity or any of the Purchased Subsidiaries involving purchases in an amount in excess of $5,000 per annum.
          (b) None of the BP Asset Selling Entity or the Purchased Subsidiaries has received any written notice or has any reason to believe that any customer of the Business (i) has ceased, or will cease, to use its services or products, (ii) has substantially reduced or will substantially reduce, the use of services or products of the Business or (iii) has sought, or is seeking, to reduce the price it will pay for services or products of the Business, including in each case after the consummation of the transactions contemplated hereby. No customer of the Business listed on Schedule 3.14(a) has threatened in writing, nor, to the Knowledge of any of the BP Parties has otherwise threatened, to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
          (c) None of BPI, the BP Selling Entities or the Purchased Subsidiaries has received any notice or has any reason to believe that there has been any material adverse change in the price of raw materials, supplies, merchandise or other goods or services, or that any supplier will not sell raw materials, supplies, merchandise and other goods to Intcomex at any time after the Closing Date on terms and conditions similar to those used in its current sales to the BP Asset Selling Entity or any of the Purchased Subsidiaries, subject to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions. No supplier of the Business listed on Schedule 3.14(a) has threatened in writing, nor, to the Knowledge of any of the BP Parties has otherwise threatened, to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
     3.15 Warranties. Set forth on Schedule 3.15 are representative forms of service and product warranties and guarantees granted or issued by the BP Asset Selling Entity or the Purchased Subsidiaries in connection with the Business. None of the other warranties or guarantees granted or issued by any of the BP Asset Selling Entity or the Purchased Subsidiaries differs in any material respect from such representative forms. Except as described in Schedule 3.15, since December 31, 2006, no warranty or similar claims have been made against any of the BP Asset Selling Entity or the Purchased Subsidiaries in connection with the Business or the Business Assets. None of the BP Asset Selling Entity or the Purchased Subsidiaries has committed any act, and there has been no omission, which would result in, and there has been no occurrence which could reasonably be expected to give rise to, any material liability or liability for breach of warranty (whether covered by insurance or not) on the part of any of the BP Asset Selling Entity or the Purchased Subsidiaries, with respect to services or products sold prior to the Closing. The BP Balance Sheet reflects adequate reserves (in accordance with GAAP) for warranty claims and other damages in connection with any service rendered or product sold by any of the BP Asset Selling Entity or the Purchased Subsidiaries on or prior to the BP Balance Sheet Date.

     3.16 Labor Relations. With respect to those employees of the Business, each of the BP Asset Selling Entity and the Purchased Subsidiaries has paid or made provision for the payment of all salaries and accrued wages and has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours and the payment and withholding of taxes, and has withheld and paid to the appropriate Governmental Body, or is holding for payment not yet due to such Governmental Body, all amounts required by applicable law or agreement to be withheld from the wages or salaries of its respective employees. There are no controversies pending or, to the Knowledge of any of the BP Parties, threatened, between any of the BP Asset Selling Entity or the Purchased Subsidiaries, on the one hand, and any labor union or other collective bargaining unit representing any such Business employees, on the other hand. No union or other collective bargaining unit has been certified or recognized by any of the BP Asset Selling Entity or the Purchased Subsidiaries as representing any of their Business employees.
     3.17 Employee Benefit Plans.
          (a) Set forth on Schedule 3.17(a) are all benefit plans covering employees of the Business that the BP Asset Selling Entity and the Purchased Subsidiaries maintain, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any liability (each, individually an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).
          (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Legal Requirements and is exempt from taxation under Section 501(a) of the Code, except as could not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets.
          (c) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each such Employee Benefit Plan have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code, except as could not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets. The applicable requirements of COBRA and HIPAA have been met with respect to each such Employee Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Business Assets.
          (d) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA, the Code and all other applicable Legal Requirements to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the BP Asset Selling Entity and each of the Purchased Subsidiaries, as the case may be. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with the past custom and practice of the BP Asset Selling Entity and each of the

Purchased Subsidiaries, as the case may be, with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
          (e) With respect to each Employee Benefit Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which the BP Asset Selling Entity or any Purchased Subsidiary could, directly, or indirectly (through a commonly controlled entity or otherwise), be subject to any material liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course.
          (f) Except as disclosed in Schedule 3.17(f), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of the Business to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of the Business; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code; or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l), or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
          (g) Schedule 3.17(g) sets forth all benefit plans covering employees of the Business outside the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in full compliance, with all applicable laws and have been operated in accordance, and are in compliance, with their respective terms. There are no unfunded liabilities under or in respect of the Foreign Plans, except as could not reasonably be expected to have a Material Adverse Effect with respect to the Business, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing have been made or will be made prior to the Closing.
     3.18 Other Benefit and Compensation Plans or Arrangements.
          (a) Schedule 3.18(a) sets forth each employee of the Business, their employer, their compensation and tenure.
          (b) Except as disclosed in Schedule 3.18(b) and other than with respect to compensation and benefits paid in the ordinary course of business, none of the BP Asset Selling Entity or the Purchased Subsidiaries maintains or has maintained, nor is required or has been required to make contributions under, or is or has been a party to, any Compensation Commitment in connection with the Business.
     3.19 Brokers. None of the BP Parties nor any director, officer or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.
     3.20 Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. None of BPI, the BP Selling Entities, the Purchased Subsidiaries or, to the Knowledge of any of

the BP Parties, any Affiliate, director, officer, agent, employee, or other Person associated with, or acting on behalf of, BPI, the BP Selling Entities or the Purchased Subsidiaries, has, directly or indirectly, offered, paid, delivered or given, and none of the BP Parties is aware of any Person that has offered, paid, delivered or given, on behalf of any of the BP Selling Entities, any fee, commission, other sum of money or item of property or anything of value, however characterized, which is in any manner related to the Business, the Business Assets or operations of any of the BP Selling Entities or the Purchased Subsidiaries, which is, or with the passage of time or discovery, illegal under any applicable Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any applicable law of similar effect) to any of the following Persons: (i) any official of a Governmental Body, any political party or official thereof or any candidate for political office; (ii) any finder, agent, client, customer, supplier or other third Person, in the United States or any other country; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist any of the BP Selling Entities or the Purchased Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any of the BP Selling Entities or the Purchased Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate Governmental Body (without any resulting fine or penalty to BPI, any of the BP Selling Entities or the Purchased Subsidiaries). In addition, none of the BP Selling Entities or the Purchased Subsidiaries nor, to the Knowledge of any of the BP Parties, any Affiliate, director, officer, agent, employee, or other Person associated with, or acting on behalf of, any of the BP Selling Entities or the Purchased Subsidiaries, has, directly or indirectly, illegally participated in any boycotts or other similar practices affecting any of its actual or potential customers or established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of any of the BP Selling Entities or the Purchased Subsidiaries for any reason. The internal accounting controls and procedures of the BP Selling Entities and the Purchased Subsidiaries are sufficient to cause each of them to comply in all material respects with the requirements of the FCPA.
     3.21 Intellectual Property.
          (a) Schedule 3.21(a) sets forth an accurate and complete list of (i) all domain names currently used in the Business of which any of the BP Asset Selling Entity or any of the Purchased Subsidiaries is the registrant or of which a third Person or a BP Party is the registrant for the benefit of any of the BP Asset Selling Entity or the Purchased Subsidiaries, specifying for each its registrant, administrative contact email address and renewal date (collectively, the “Registered Domain Names”), (ii) all registered trademarks and pending applications for registration of trademarks used by the Business (collectively, the “Registered Marks”), and (iii) all registered copyrights and all pending applications for registration of copyrights used by the Business (collectively, the “Registered Copyrights” and, together with Registered Domain Names and Registered Marks, the “Registered IP”). To the Knowledge of the BP Parties, the conduct of the Business (including the products or services distributed, sold or offered by the

Business and all Intellectual Property used in connection with the Business as currently conducted), does not infringe upon or misappropriate or violate the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third Person. None of the Registered IP has been the subject of a judicial finding or opinion, nor has any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property been received by any BP Party. No claim or notice has been asserted against any BP Party in writing or, to the Knowledge of the BP Parties, orally, that the conduct of the Business as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third Person, in each case, except with respect to claims or notices that have been fully resolved. The BP Asset Selling Entity and each of the Purchased Subsidiaries, as applicable, has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the Registered IP, and all documents, recordations and certificates necessary to be filed to maintain the effectiveness of the Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed on Schedule 3.21(a), has lapsed, expired or been abandoned or canceled other than in the ordinary course. No item required to be listed in Schedule 3.21(a) requires any maintenance fee to be paid, affidavit of use to be filed, or any other action required to maintain such item be taken within six months immediately following the date of this Agreement.
          (b) To the Knowledge of the BP Parties, no trade secret of the Business has been disclosed or authorized to be disclosed to any third Person.
          (c) The BP Asset Selling Entity and the Purchased Subsidiaries own all right, title and interest in and to the Registered IP and are entitled to use such Registered IP in the operation of the Business as currently conducted to the extent such use is material to the Business, free and clear of all Liens, other than Permitted Liens. The BP Asset Selling Entity and the Purchased Subsidiaries own all right, title and interest in and to, or have a valid license to use (if required), each other item of Intellectual Property currently used by any of the BP Asset Selling Entity and the Purchased Subsidiaries in the Business and are entitled to use such Intellectual Property in the operation of the Business as currently conducted to the extent such use is material to the Business, free and clear of all Liens, other than Permitted Liens.
          (d) Except as disclosed in Schedule 3.21(d), none of the BP Asset Selling Entity or the Purchased Subsidiaries has been granted any license or similar right under any Contract, nor has any of the BP Asset Selling Entity or the Purchased Subsidiaries granted any license or similar right, whether through or under any Contract, in either case, that (i) (A) involves (x) any exclusive rights in the Intellectual Property licensed thereunder or (y) payments to or by any of the BP Asset Selling Entity or the Purchased Subsidiaries of fees, royalties or other amounts that exceed $75,000 per annum in the aggregate or (B) has a remaining term of twelve (12) months or more, and (ii) is material to the Business as currently conducted. No Intellectual Property being used by the Business is subject to any outstanding injunction, judgment, order, decree, ruling or charge against any BP Party of which any BP Party has received notice.

          (e) There are no claims asserted or threatened by any BP Party that a third Person infringes on or otherwise violates any rights in or to any Intellectual Property in use by the Business. To the Knowledge of the BP Parties, no third party is misappropriating, infringing or violating for a non-commercial, personal or any other purpose any Intellectual Property owned by, used by, or exclusively licensed to the Business.
          (f) The BP Asset Selling Entity and the Purchased Subsidiaries are in compliance in all material respects with all applicable Legal Requirements regarding the reception, collection, use, interception, importation or exportation of personal data and with their respective published privacy policies and other terms of use or business applicable to personal data collected from users of any websites operated by any of them. To the Knowledge of the BP Parties, no third Person has gained unauthorized access to any such personal data.
          (g) The Intellectual Property included in the Purchased Assets and owned by the Purchased Subsidiaries, together with the rights granted by the BP Asset Selling Entity and the Purchased Subsidiaries under the License Agreement, are sufficient (subject to, and to the extent of, the matters expressly disclosed on Schedule 3.21(g)), for the conduct of the Business as currently conducted in every jurisdiction where it is conducted as of the date hereof in all material respects, and neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will materially adversely affect any of the rights of the BP Asset Selling Entity and the Purchased Subsidiaries with respect to the Intellectual Property owned by them or Material Third Party Intellectual Property licensed by or to them, including, without limitation, the ability of the Business to continue to use all such Material Third Party Intellectual Property as currently used after the Closing Date, except as set forth in Schedule 3.21(g).
          (h) The computer systems, including the Software, hardware, firmware, middleware, servers, workstations, routers, and all data communications and other information technology equipment currently used in the conduct of the Business operate and function in all material respects in accordance with their operation and performance prior to the date hereof and are sufficient in all material respects for the use of such computer systems by the Business, as currently conducted, after the Closing Date. The BP Asset Selling Entity and the Purchased Subsidiaries have implemented reasonable security controls to prevent unauthorized access to or interference with the computer systems.
     3.22 Transactions with Insiders. Except as set forth on Schedule 3.22 hereto, there are no outstanding loans, leases or other Contracts between any of the BP Asset Selling Entity or the Purchased Subsidiaries, on the one hand, and any Insider, on the other hand, that have occurred since January 1, 2006 other than compensation and benefits paid to employees of the Business in the ordinary course of business.
     3.23 Disclosure. Neither BPI nor any of the BP Selling Entities has made any material misrepresentation to Intcomex relating to this Agreement, the Business, the Business Assets, the Purchased Equity Interests or the Assumed Liabilities and neither BPI nor any of the BP Selling Entities has omitted to state to Intcomex any material fact relating to this Agreement, the Business, the Business Assets, the Purchased Equity Interests or Assumed Liabilities which is necessary in order to make the information given by or on behalf of BPI and the BP Selling Entities to Intcomex or its representatives at or prior to Closing not misleading or which, if disclosed, would reasonably affect the decision of a Person considering an acquisition of the Business Assets or the assumption of the Assumed Liabilities. No fact, event, condition or contingency exists or has occurred which has, or in the future can reasonably be expected to have, a Material Adverse Effect with respect to the Business, which has not been disclosed in the BP Financial Statements or the Schedules to this Agreement.
     3.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this ARTICLE III and ARTICLE IV (as modified by the Schedules hereto), none of BPI, any BP Selling Entity or any other Person makes any other express or implied representation or warranty with respect to BPI, any BP Selling Entity, any Purchased Subsidiary, the Business, the Business Assets (including the value, condition or use of any Business Asset), the Purchased Equity Interests, the Assumed Liabilities or the transactions contemplated by this Agreement. Except for the representations and warranties contained in this ARTICLE III and ARTICLE IV (as modified by the Schedules hereto), BPI and the BP Selling Entities each expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Business Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of the probable success or profitability of the ownership, use or operation of the Business Assets by Intcomex or any other Intcomex Party after the Closing).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASED EQUITY
INTERESTS AND THE PURCHASED INTCOMEX STOCK
     4.1 BPLA Investor Representations. BPLA hereby represents and warrants to Intcomex as follows:
          (a) Qualified Investor. BPLA has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Purchased Intcomex Stock, including the risk that BLPA could lose the entire value of the Purchased Intcomex Stock, and has so evaluated the merits and risks of such purchase. BLPA is experienced in making investments of the kind described herein and is able to bear the economic and financial risk of purchasing the Purchased Intcomex Stock. BLPA is an “accredited investor” as defined in Rule 501(a) of Regulation D. BLPA also represents it has not been organized for the purpose of acquiring the Purchased Intcomex Stock.
          (b) Restricted Securities. BLPA understands that the Purchased Intcomex Stock are “restricted securities” as defined in Rule 144 promulgated under the Securities Act inasmuch as they are being acquired from Intcomex in a transaction not involving a public offering and that under the Securities Act and applicable regulations the Purchased Intcomex Stock may be resold without registration, only in certain limited circumstances. In this connection, BPLA represents that it is familiar with Rule 144 under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. All subsequent offers and sales by BPLA of the Purchased Intcomex Stock shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

          (c) Reliance on Representations. BPLA understands that the shares of the Purchased Intcomex Stock are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that Intcomex is relying upon the truthfulness and accuracy of BPLA representations and warranties, and BPLA’s compliance with its covenants and agreements, as applicable, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of BPLA to acquire the Purchased Intcomex Stock.
          (d) Investment Intent. BPLA is acquiring the Purchased Intcomex Stock for investment for BPLA’s own benefit and account for investment purposes only, not as a nominee or agent, and not with the view to, or for resale or distribution of any part thereof in connection with, any public offering or distribution thereof, nor with any present intention of selling, granting any participation in, or otherwise distributing any such Purchased Intcomex Stock. BPLA further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person, with respect to any of the Purchased Intcomex Stock. BPLA is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the certificates for the Purchased Intcomex Stock will bear restrictive legends.
          (e) Access to and Evaluation of Information Concerning Intcomex. BPLA has been given access to and an opportunity to examine such documents, materials and information concerning Intcomex as BPLA deems to be necessary or advisable in order to reach an informed decision as to an investment in Intcomex and BPLA has carefully reviewed and understands these materials and has had answered to its full satisfaction any and all questions regarding such information. BPLA has made such independent investigation of Intcomex, its management, and related matters as BPLA deems to be necessary or advisable in connection with the purchase of the Purchased Intcomex Stock.
          (f) General Solicitation. BPLA has not been offered the Purchased Intcomex Stock by any means of general solicitation or general advertising.
          (g) Tax Advisors. BPLA has reviewed with its own tax advisors the federal, state and local tax consequences of the investment in the Purchased Intcomex Stock, where applicable, and the transactions contemplated by this Agreement and the other Transaction Documents. BPLA is relying solely on such advisors and not on any statements or representations of Intcomex or any of its agents and understands that it (and not Intcomex) shall be responsible for BPLA’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents.
          (h) Legal Counsel. BPLA acknowledges that it has had the opportunity to review this Agreement, the other Transaction Documents, the exhibits and the schedules attached hereto and thereto and the transactions contemplated hereby and thereby with its own legal counsel. BPLA is relying solely on such legal counsel and not on any statements or representations of Intcomex or any of Intcomex’s agents, including but not limited to Carlton Fields, P.A., for legal advice with respect to the investment in the Purchased Intcomex Stock or the transactions contemplated by this Agreement and the other Transaction Documents.

     4.2 Intcomex Investor Representations. Intcomex hereby represents and warrants to BPI as follows:
          (a) Qualified Investor. Intcomex has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Purchased Equity Interests, including the risk that Intcomex could lose the entire value of the Purchased Equity Interests, and has so evaluated the merits and risks of such purchase. Intcomex is experienced in making investments of the kind described herein and is able to bear the economic and financial risk of purchasing the Purchased Equity Interests. Intcomex is an “accredited investor” as defined in Rule 501(a) of Regulation D. Intcomex also represents it has not been organized for the purpose of acquiring the Purchased Equity Interests.
          (b) Restricted Securities. Intcomex understands that the Purchased Equity Interests are “restricted securities” as defined in Rule 144 promulgated under the Securities Act inasmuch as they are being acquired from Intcomex in a transaction not involving a public offering and that under the Securities Act and applicable regulations, the Purchased Equity Interests may be resold without registration, only in certain limited circumstances. In this connection, Intcomex represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. All subsequent offers and sales by Intcomex of the Purchased Equity Interests shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.
          (c) Reliance on Representations. Intcomex understands that the Purchased Equity Interests are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that BPI is relying upon the truthfulness and accuracy of Intcomex’s representations and warranties, and Intcomex’s compliance with its covenants and agreements, as applicable, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of Intcomex to acquire the Purchased Equity Interests.
          (d) Investment Intent. Intcomex is acquiring the Purchased Equity Interests for investment for Intcomex’s own benefit and account for investment purposes only, not as a nominee or agent, and not with the view to, or for resale or distribution of any part thereof in connection with, any public offering or distribution thereof, nor with any present intention of selling, granting any participation in, or otherwise distributing any such Purchased Equity Interests. Intcomex further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person, with respect to any of the Purchased Equity Interests. Intcomex is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the certificates for the Purchased Equity Interests will bear restrictive legends.
          (e) Access to and Evaluation of Information Concerning the Purchased Subsidiaries. Intcomex has been given access to and an opportunity to examine such documents, materials and information concerning the Purchased Subsidiaries as Intcomex deems to be necessary or advisable in order to reach an informed decision as to an investment in the Purchased Subsidiaries and Intcomex has carefully reviewed and understands these materials and has had answered to its full satisfaction any and all questions regarding such information. Intcomex has made such independent investigation of the Purchased Subsidiaries, their respective management, and related matters as Intcomex deems to be necessary or advisable in connection with the purchase of the Purchased Equity Interests.
          (f) General Solicitation. Intcomex has not been offered the Purchased Equity Interests by any means of general solicitation or general advertising.
          (g) Tax Advisors. Intcomex has reviewed with its own tax advisors the federal, state and local tax consequences of the investment in the Purchased Equity Interests, where applicable, and the transactions contemplated by this Agreement and the other Transaction Documents. Except for the representations set forth in Section 3.8, Intcomex is relying solely on such advisors and not on any statements or representations of BPI or any of its agents and understands that it (and not BPI) shall be responsible for Intcomex’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents.
          (h) Legal Counsel. Intcomex acknowledges that it has had the opportunity to review this Agreement, the other Transaction Documents, the exhibits and the schedules attached hereto and thereto and the transactions contemplated hereby and thereby with its own legal counsel. Intcomex is relying solely on such legal counsel and not on any statements or representations of BPI or any of BPI’s agents, including but not limited to Blank Rome LLP, for legal advice with respect to the investment in the Purchased Equity Interests or the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INTCOMEX AND THE OTHER INTCOMEX PARTIES
     Intcomex and each of the other Intcomex Parties, jointly and severally, hereby represent and warrant to BPI and the BP Selling Entities as follows:
     5.1 Organization and Good Standing. Each of Intcomex and the other Intcomex Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the organizational power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. Each of Intcomex and the other Intcomex Parties has previously delivered to BPI complete and correct copies of its certificate of incorporation and bylaws or articles of organization and operating agreement (or equivalent organizational documents with different names), as the case may be, as presently in effect. A list of the Subsidiaries of Intcomex along with their jurisdiction of incorporation or formation is set forth on Schedule 5.1. Except as disclosed on Schedule 5.1, Intcomex does not have any Subsidiaries and does not own or have any right to acquire any equity interest in any other Person. Except as disclosed on Schedule 5.1, Intcomex is and will be on the Closing Date the sole record and beneficial owner and holder of all equity interests in such Subsidiaries.

     5.2 Title to Assets. Except as set forth on Schedule 5.2, Intcomex and its Subsidiaries have good and marketable title to, or a valid leasehold or rental interest in, the tangible properties and assets they purport to own or lease, or shown on the Most Recent Intcomex Balance Sheet or acquired, rented or leased after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Intcomex Balance Sheet. Except as set forth on Schedule 5.2, Intcomex and its Subsidiaries own or have valid rights to use, free and clear of all Liens, all of the assets used in the conduct of their respective businesses. Such assets are sufficient for Intcomex and its Subsidiaries to continue to operate their respective businesses in the same manner as it is currently conducted.
     5.3 Authority, Approvals and Consents. Intcomex and the Intcomex Parties have the organizational power and authority to enter into this Agreement and the other Transaction Documents to which they are a party and to perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors or similar governing body of Intcomex and the other Intcomex Parties and no other organizational proceedings on the part of Intcomex and the other Intcomex Parties are necessary to authorize and approve this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Intcomex and the other Intcomex Parties, and constitutes a valid and binding obligation of Intcomex and the other Intcomex Parties, enforceable against each of them in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance by Intcomex and the other Intcomex Parties of this Agreement and the other Transaction Documents to which any of them is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
          (a) contravene any provisions of the certificate of incorporation and bylaws of Intcomex or the Intcomex Parties (or equivalent documents with different names);
          (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material Contract to which Intcomex or any other Intcomex Party is a party to or to which Intcomex or any other Intcomex Party or any of Intcomex’s or other Intcomex Party’s property is subject, or require any consent or waiver (other than as set forth in Schedule 5.3(b)), of any third Person to any such Contract;
          (c) result in the creation of any Lien (other than Permitted Liens) upon, or any Person obtaining any right to acquire, any assets of Intcomex or any of its Subsidiaries, including the Purchased Intcomex Stock;
          (d) violate or conflict with any Legal Requirements applicable to Intcomex or any of its Subsidiaries or the businesses or properties thereof; or

          (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification (other than as set forth in Schedule 5.3(e)) with, any Governmental Body or any third Person under any material Contract to which Intcomex or any other Intcomex Party is a party to or to which Intcomex or any other Intcomex Party or any of Intcomex’s or other Intcomex Party’s property is subject.
     5.4 Capitalization. On the date hereof, the authorized capital of Intcomex consists of: (i) 140,000 shares of Intcomex Common Stock, of which 100,000 shares are issued and outstanding and (ii) 60,000 shares of Class B, non-voting Intcomex Common Stock, 29,357 of which are issued and outstanding. In addition, Intcomex has outstanding restricted stock awards, warrants and options to purchase an aggregate of 1,714 shares of Intcomex Common Stock. Schedule 5.4 attached hereto accurately discloses the outstanding capital stock of Intcomex and all outstanding options, warrants, convertible notes, or any other rights or instruments which would entitle the holder thereof to acquire shares of Intcomex Common Stock or other equity interests in Intcomex upon conversion or exercise, setting forth for each such holder the type of security, number of equity shares covered thereunder, the exercise or conversion price thereof, the vesting schedule thereof (if any), and the issuance date and expiration date thereof. Other than as disclosed in Schedule 5.4, there are no outstanding rights, agreements, arrangements or understandings to which Intcomex is a party (written or oral) which would obligate Intcomex to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the SEC. Other than as disclosed in Schedule 5.4, there is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of Intcomex, including without limitation any voting trust agreement or proxy. Schedule 5.4 accurately discloses all the shares subject to “lock-up” or similar agreements or arrangements by which any equity shares are subject to resale restrictions and Intcomex has provided BPI complete and accurate copies of all such agreements, which agreements are in full force and effect. Except as set forth in Schedule 5.4, there are no outstanding obligations of Intcomex to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of Intcomex or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no anti-dilution or price adjustment provisions regarding any security issued by Intcomex (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Purchased Intcomex Stock.
     5.5 Validity of Securities. The Purchased Intcomex Stock that is being purchased by BPI hereunder, when issued, sold and delivered to BPI in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, free of any Liens, except for restrictions on transfer provided for in the Fifth Amendment or under the Securities Act or other applicable securities laws, and will not subject the holder thereof to personal liability by reason of being such a holder. The 38,769 shares of Intcomex Common Stock being purchased hereunder will constitute approximately 23% of the issued and outstanding shares of capital stock of Intcomex immediately following the Closing.
     5.6 Private Offering. Assuming the truth and accuracy of BPI’s representations and warranties set forth in ARTICLE IV hereof, the offer, sale and issuance of the Purchased Intcomex Stock as contemplated hereby is exempt from the registration requirements of the

Securities Act. Intcomex agrees that neither Intcomex nor anyone acting on its behalf will offer any of the Purchased Intcomex Stock or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such Purchased Intcomex Stock subject to the registration requirements of the Securities Act. Intcomex has not offered or sold the Purchased Intcomex Stock by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.
     5.7 SEC Documents; Financial Statements.
          (a) Except as set forth on Schedule 5.7(a), since September 30, 2006, Intcomex has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being referred to herein as the “SEC Documents” and Intcomex’s consolidated balance sheet as of September 30, 2010 (the “Intcomex Balance Sheet Date”), as included in Intcomex’s quarterly report on Form 10-Q for the period then ended, as filed with the SEC on November 15, 2010, being referred to herein as the “Most Recent Intcomex Balance Sheet”). As of their respective dates, the SEC Documents complied in all material respects with applicable securities laws. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of each of the SEC Documents, no event has occurred that would require an amendment or supplement to any such SEC Document and as to which such an amendment or supplement has not been filed and made publicly available on the SEC’s EDGAR system no less than five (5) Business Days prior to the date this representation is made.
          (b) As of their respective dates, the consolidated financial statements of Intcomex and its Subsidiaries included in the SEC Documents for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 are, and all financial statements of Intcomex and its Subsidiaries included in SEC Documents filed with the SEC between the date of this Agreement and the Closing Date will be, accurate and complete and have been, and will be, prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Intcomex and its Subsidiaries as at the dates and for the periods indicated therein and have been, and will be, examined and audited by Intcomex’s independent auditors in accordance with auditing standards generally accepted by international accounting firms.
          (c) Since September 30, 2006, none of Intcomex, its Subsidiaries and their respective officers, directors and Affiliates or, to Intcomex’s Knowledge, any stockholder of Intcomex has made any filing with the SEC or issued any press release on behalf of Intcomex or any of its Subsidiaries or otherwise relating to Intcomex or any of its Subsidiaries that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to BPI that, considered in the aggregate, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.
          (d) The accounting firm that has expressed its opinion with respect to the consolidated financial statements included in Intcomex’s most recently filed annual report on Form 10-K (the “Audit Opinion”) is independent of Intcomex pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and such firm was otherwise qualified to render the Audit Opinion under applicable securities laws. Each accounting firm that since such filing has conducted or will conduct a review or audit of any of Intcomex’s consolidated financial statements is independent of Intcomex pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and is otherwise qualified to conduct such review or audit and render an audit opinion under applicable securities laws.
          (e) There is no transaction, arrangement or other relationship between Intcomex and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by Intcomex in its reports pursuant to the Exchange Act that has not been so disclosed in the SEC Documents at least five (5) Business Days prior to the date of this Agreement.
          (f) Since September 30, 2006, there have been no internal or SEC inquiries or investigations (formal or informal) regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any executive officer, board of directors or any committee thereof of Intcomex or any of its Subsidiaries.
          (g) Intcomex is not a “shell company” (as defined in Rule 12b-2 under the Exchange Act).
          (h) Intcomex maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     5.8 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.8, Intcomex has no liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise) including, any unfunded obligation under employee benefit plans or arrangements or liabilities for Taxes, except for (i) liabilities reflected or reserved against in the Most Recent Intcomex Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice after the Intcomex Balance Sheet Date, and (iii) liabilities which, individually and in the aggregate, do not have a Material Adverse Effect with respect to Intcomex.
     5.9 Absence of Material Adverse Effect; Conduct of Business. Except as set forth on Schedule 5.9, since the Intcomex Balance Sheet Date, there has been no Material Adverse Effect with respect to Intcomex. Without limiting the foregoing, except as set forth on Schedule 5.9, since the Intcomex Balance Sheet Date, there has not been, occurred or arisen:
     (i) any damage, destruction or loss to the assets of any of the Intcomex Parties (whether or not covered by insurance) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Intcomex;
     (ii) any material change in any (i) accounting principle or method used for financial reporting purposes by any of the Intcomex Parties except as expressly disclosed in the financial statement of Intcomex, or (ii) election for federal income tax purposes used by any of the Intcomex Parties;
     (iii) any amendment or other change to the certificate of incorporation (other than as a result of the Conversion) and bylaws or articles of organization and operating agreement (or equivalent organizational documents with different names) of any of the Intcomex Parties, as the case may be;
     (iv) any creation, incurrence or assumption of any material indebtedness for money borrowed by any of the Intcomex Parties; or
     (v) any authorization, approval, agreement or commitment to do any of the foregoing.
     It is hereby acknowledged and agreed by Intcomex that the disclosure set forth on Schedule 5.9 in respect of the Excess Indemnification Payments shall not in any way affect the rights of the BP Parties to assert that there has been a Material Adverse Effect with respect to Intcomex in the event that any action, suit, claim or demand by any third Person or Governmental Body occurs as a consequence of the execution, delivery and performance by Intcomex and the other parties thereto of the Intcomex Indemnity Agreement.
     5.10 Taxes
          (a) The Intcomex Parties have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to them, pursuant to applicable Legal Requirements (taking into account all applicable extensions). The Intcomex Parties have paid all material Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any of the Intcomex Parties.
          (b) To the Knowledge of Intcomex and other the Intcomex Parties, no Tax Returns of any of the Intcomex Parties have been audited by the IRS or any applicable state or foreign tax authorities. None of the Intcomex Parties has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which any of the Intcomex Parties may be liable.
          (c) All Tax Returns filed by Intcomex and the Intcomex Parties are true, correct, and complete.

     5.11 Legal Matters.
          (a) (i) There are no Claims pending or, to the Knowledge of Intcomex and the other Intcomex Parties, threatened, against or affecting any Intcomex Party employee, any employee benefit plan or any of their respective properties or rights before or by any court, arbitrator, panel, agency or other governmental, administrative, self-regulatory organization or judicial entity which could reasonably be expected to have a Material Adverse Effect with respect to Intcomex, and (ii) none of the Intcomex Parties is subject to any Judgment of any Governmental Body.
          (b) The businesses of the Intcomex Parties are being conducted in compliance in all material respects with all Legal Requirements applicable to its employees and such businesses. The Intcomex Parties hold, and are in compliance in all material respects with, all Permits required by all applicable Legal Requirements for the conduct of their respective businesses as currently conducted.
          (c) No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permits which could reasonably be expected to have a Material Adverse Effect with respect to Intcomex.
          (d) Neither Intcomex nor any of the other Intcomex Parties (i) has received any written or oral notice asserting any material noncompliance with any Legal Requirement or Permit pertaining to their respective businesses, (ii) is subject to any Legal Requirement which if enforced against or complied with by Intcomex or the Intcomex Parties could reasonably be expected to have a Material Adverse Effect with respect to Intcomex, and (iii) has any Knowledge of (A) any Legal Requirement proposed which, if effective, could reasonably be expected to have a Material Adverse Effect with respect to Intcomex, and (B) any Governmental Body that has indicated any intention to initiate any investigation, inquiry or review involving any of the Intcomex Parties, their employees, any employee benefit plan, their respective businesses or assets.
     5.12 Intcomex Indemnity Agreement.
          (a) The execution, delivery and performance by Intcomex and the other parties thereto of the Intcomex Indemnity Agreement does not and will not:
     (i) contravene any provisions of the certificate of incorporation and bylaws of Intcomex;
     (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material Contract to which Intcomex is a party to or to which Intcomex or any of Intcomex’s property is subject, or require any consent or waiver, of any third Person to any such Contract;

     (iii) result in the creation of any Lien (other than Permitted Liens) upon, or any Person obtaining any right to acquire, any assets of Intcomex or any of its Subsidiaries, including the Purchased Intcomex Stock;
     (iv) violate or conflict with any Legal Requirements applicable to Intcomex or any of its Subsidiaries or the businesses or properties thereof; or
     (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Body or any third Person under any material Contract to which Intcomex is a party to or to which Intcomex or any of Intcomex’s property is subject.
          (b) The Intcomex Indemnity Agreement has not caused and will not cause any loss, damage, liability, claim, fee, cost or expense to Intcomex, other than the return of the Excess Indemnification Payments and other than legal and accounting fees associated with the structuring, documentation and disclosure of the transactions contemplated by the Intcomex Indemnity Agreement.
     5.13 Brokers. No Intcomex Party, nor any director, officer or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.
     5.14 Disclosure. Neither Intcomex nor any of the other Intcomex Parties has made any material misrepresentation to BPI or the BP Selling Entities relating to this Agreement or the Purchased Intcomex Stock and neither Intcomex nor any of the other Intcomex Parties has omitted to state to BPI and the BP Selling Entities any material fact relating to this Agreement or the Purchased Intcomex Stock which is necessary in order to make the information given by or on behalf of Intcomex and the other Intcomex Parties to BPI and the BP Selling Entities or their representatives at or prior to Closing not misleading or which, if disclosed, would reasonably affect the decision of a Person considering an acquisition of the Purchased Intcomex Stock. No fact, event, condition or contingency exists or has occurred which has, or in the future can reasonably be expected to have, a Material Adverse Effect with respect to Intcomex, which has not been disclosed in the SEC Documents of Intcomex or the Schedules to this Agreement.
     5.15 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this ARTICLE IV (as modified by the Schedules hereto), none of the Intcomex Parties or any other Person makes any other express or implied representation or warranty with respect to Intcomex, any other Intcomex Party, the Intcomex Common Stock, the Purchased Intcomex Stock or the transactions contemplated by this Agreement. Except for the representations and warranties contained in this ARTICLE IV (as modified by the Schedules hereto), each of the Intcomex Parties each expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the Purchased Intcomex Stock.

ARTICLE VI
INTCOMEX’S AND OTHER INTCOMEX PARTIES’ CONDITIONS TO EFFECT CLOSING
     The obligations of Intcomex and the other Intcomex Parties required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Intcomex in its sole discretion as provided herein except as otherwise required by applicable law:
     6.1 Representations and Warranties; Agreements; Covenants. Each of the representations and warranties of BPI and the BP Selling Entities contained in this Agreement or in any other Transaction Document to which any of them is a party shall be true and correct in all material respects on and as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing) shall be true and correct in all material respects at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); provided, however, that if any portion of such representation or warranty is subject to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect” qualification for purposes of determining whether this condition has been satisfied, such portion of such representation or warranty as so qualified shall be true and correct in all respects. Each of the obligations of BPI and the BP Selling Entities required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with by each of them in all material respects as of the Closing. At the Closing, Intcomex shall have received certificates, dated the Closing Date and duly executed by an executive officer of BPI and each of the BP Selling Entities to the effect that the conditions set forth in the preceding two sentences has been satisfied.
     6.2 Authorization; Consents. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, any Governmental Body required to consummate the transactions contemplated hereby (including those that may be required by laws of any jurisdiction outside the United States) and those consents and waivers set forth on Schedule 6.2 attached hereto shall have been made or obtained to the reasonable satisfaction of Intcomex.
     6.3 Other Closing Deliveries. All Closing deliveries set forth in Section 2.4(a) shall have been delivered to Intcomex.
     6.4 Releases. BPI shall have received the releases of those Liens which are set forth on Schedule 6.4.
     6.5 Settlement of Certain Intercompany Transactions. At or prior to the Closing, BPI shall, and shall cause its Subsidiaries to, eliminate, release, transfer, terminate or settle, to the reasonable satisfaction of Intcomex, all intercompany receivables and payables between the Business, on the one hand, and the businesses of BPI and any Subsidiaries thereof (other than the Business), on the other hand, it being acknowledged and agreed by the Parties that Intcomex is not acquiring any intercompany receivables and is assuming no intercompany payables.

     6.6 Injunction; Litigation. No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby, and no action shall have been taken, or no statute, rule, regulation or order shall have been promulgated or enacted by any Governmental Body, which would prevent or make illegal the consummation of the transactions contemplated hereby.
     6.7 Material Adverse Effect. There shall not have been a Material Adverse Effect with respect to the Business.
ARTICLE VII
BPI’S AND BP SELLING ENTITIES’ CONDITIONS TO EFFECT CLOSING
     The obligations of BPI and the BP Selling Entities required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by BPI in its sole discretion as provided herein except as otherwise required by applicable law:
     7.1 Representations and Warranties; Agreements; Covenants. Each of the representations and warranties of Intcomex and the other Intcomex Parties contained in this Agreement or in any other Transaction Document to which any of them is a party shall be true and correct in all material respects on and as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing) shall be true and correct in all material respects at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); provided, however, that if any portion of such representation or warranty is subject to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect” qualification for purposes of determining whether this condition has been satisfied, such portion of such representation or warranty as so qualified shall be true and correct in all respects. Each of the obligations of Intcomex and the other Intcomex Parties required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with by each of them in all material respects as of the Closing. At the Closing, BPI shall have received certificates, dated the Closing Date and duly executed by an executive officer of Intcomex and each of the other Intcomex Parties to the effect that the conditions set forth in the preceding two sentences has been satisfied.
     7.2 Injunction; Litigation. No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby, and no action shall have been taken, or no statute, rule, regulation or order shall have been promulgated or enacted by any Governmental Body, which would prevent or make illegal the consummation of the transactions contemplated hereby.
     7.3 Authorization; Consents. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, any Governmental Body required to consummate the transactions contemplated hereby (including those that may be required by laws of any jurisdiction outside the United States) and those consents and waivers set forth on Schedule 7.3 attached hereto, and the consent of the Board of Directors (or similar governing bodies with different names) of BPI and the BP Selling Entities, shall have been made or obtained to the reasonable satisfaction of BPI.
     7.4 Releases. BPI shall have received the releases of those Liens which are set forth on Schedule 7.4.
     7.5 Other Closing Deliveries. All Closing deliveries set forth in Section 2.4(b) shall have been delivered to BPI.
     7.6 Material Adverse Effect. There shall not have been a Material Adverse Effect with respect to Intcomex.
     7.7 Appointment of Director. Intcomex shall have taken, or shall take simultaneously with the Closing, all action necessary to cause one director proposed for nomination by BPLA to be elected or appointed to the Board as of the Closing Date.
ARTICLE VIII
PERSONNEL MATTERS
     8.1 Employees.
          (a) Between the date hereof and the Closing Date, Intcomex shall (or will cause the applicable Intcomex Parties to) make an offer of employment to each of those BPLA Employees set forth on Schedule 8.1(a) hereto and the BP Parties shall cooperate with the Intcomex Parties in good faith and shall do such acts and things as Intcomex may reasonably request in an effort to cause the BPLA Employees to accept the offers of employment in the Business post-Closing made to the BPLA Employees by the applicable Intcomex Party. Notwithstanding anything to the contrary contained herein, no BP Party or any Affiliates thereof shall have any liability to any Intcomex Party or any Affiliate thereof in the event that a BPLA Employee does not accept an offer of employment from such Intcomex Party or any Affiliate thereof. BPLA Employees who accept such offers of employment and employees of each of the Purchased Subsidiaries shall collectively be referred to herein as the “Business Employees.” Those employees of BPLA who do not accept such offer of employment and those employees of BPLA to whom offers of employment are not made by an Intcomex Party shall collectively be referred to herein as the “Non-Business Employees.”
          (b) Intcomex shall be responsible for, and shall indemnify the BP Indemnified Parties from and against, any Losses arising after the Closing out of, based upon or resulting from Intcomex’s or its designated Affiliates’ employment (or termination of employment) of any of the Business Employees, including any employment related liabilities that arose from actions which occurred while the Business Employees were employed by the Business (the “Business Employee Liabilities”). BPI shall be responsible for, and shall indemnify the Intcomex Indemnified Parties from and against, any Losses arising out of, based upon or resulting from BPI’s or its Affiliates’ employment (or termination of employment) of any of the Non-Business Employees (the “BPLA Employee Liabilities”).

     8.2 Acknowledgement. The Parties acknowledge and agree that nothing contained in this ARTICLE VIII shall be construed in any way to limit the ability of Intcomex or its Affiliates to terminate the employment of any Business Employee from and after the Closing Date.
ARTICLE IX
COVENANTS
     9.1 Announcements. Intcomex and BPI agree to consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law, or any applicable stock exchange or NASDAQ rule or any listing agreement, no Party will issue any such press release nor make any such public statement unless the content of such press release or public statement shall have been agreed upon by the Parties.
     9.2 Access.
          (a) During the period following the execution of this Agreement and prior to the Closing, to the extent not prohibited by applicable law or order and subject to the confidentiality provisions contained in the Confidentiality Agreement, each of the parties hereto and their representatives shall have the right, upon reasonable request from time to time upon reasonable prior notice to the other party, to have reasonable access during normal business hours to such books, records and accounts, including financial information, correspondence, production records, employment records and other similar information relating to (i) in the case of Intcomex, the Business, and (ii) in the case of BPI, the Purchased Intcomex Stock. All access provided to the parties hereto and their representatives hereunder shall be at their expense. In exercising their rights under the foregoing provisions of this Section 9.2, the parties and their respective representatives shall not interfere with the other party’s normal operations and shall treat, and shall cause their representatives and their Affiliates to treat, as confidential all information related to the Business and the Purchased Intcomex Stock and all information provided pursuant to this Section 9.2.
          (b) Notwithstanding the foregoing, following the Closing, subject to the confidentiality provisions contained in the Confidentiality Agreement, each of Intcomex and BPI shall provide reasonable access to the other and their respective Affiliates, accountants, counsel, financial advisors, and other representatives to the Tax records, financial statements, records relating to employees and quality control records and procedures included in the Business Assets pertaining exclusively to the pre-Closing operations of the Business (and the right to make copies or extracts therefrom if necessary) and other information necessary in connection with the Parties’ preparation of any Tax Returns, Tax audits or proceedings, any pre-Closing obligations of any of the BP Parties, Intcomex Parties, Excluded Liabilities, Excluded Assets, Employee Benefit Plans, Employee Welfare Benefit Plans, Employee Pension Benefit Plans, Foreign Plans, insurance policies, any reimbursement required under Section 9.19 and any indemnification claims arising under ARTICLE X.

          (c) All information received by any BP Party, Intcomex Party or their respective representatives in connection with this Agreement and the transactions contemplated hereby will be held by such party as confidential information pursuant to the terms of the Confidentiality Agreement.
     9.3 Exclusive Negotiations. From the date of this Agreement until the earlier of the Closing or the Termination Date, none of BPI, the BP Selling Entities or any of their respective officers, directors, representatives or Affiliates shall, directly or indirectly, initiate, solicit or entertain offers, inquiries or proposals from, negotiate with or in any manner encourage, discuss, accept or consider any offers, inquiries or proposals of, or provide assistance or information to, any other Person relating to the acquisition of the Purchased Assets, the Purchased Equity Interests or the assumption of the Assumed Liabilities, in whole or in part, whether directly or indirectly, through stock or asset sale or purchase, merger, reorganization, business combination, consolidation, tender or exchange offer or otherwise. BPI shall immediately notify Intcomex regarding any contact between BPI or any BP Selling Entity or such other Person or entity and any other party regarding any such offer, inquiry or proposal (and the material terms thereof). From the date of this Agreement until the Termination Date, none of Intcomex, the other Intcomex Parties nor any of their respective officers, directors, representatives or Affiliates shall, directly or indirectly, initiate, solicit or entertain offers, inquiries or proposals from, negotiate with or in any manner encourage, discuss, accept or consider any offers, inquiries or proposals of, or provide assistance or information to, any other Person relating to the sale of assets or business or equity of Intcomex or any of its Subsidiaries, in whole or in part, whether directly or indirectly, through stock or asset sale or purchase, merger, reorganization, business combination, consolidation, tender or exchange offer or otherwise. Intcomex shall immediately notify BPI regarding any contact between Intcomex or any of its Subsidiaries or such other Person or entity and any other party regarding any such offer, inquiry or proposal (and the material terms thereof). Notwithstanding the foregoing, nothing in this Section 9.3 shall prohibit any Party from selling any of its inventory in the ordinary course of business consistent with past practice.
     9.4 Further Assurances. The parties hereto agree: (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     9.5 Non-Competition; Non-Solicitation.
          (a) Non-Competition Covenants of BPI and the BP Selling Entities. From the Closing Date hereof until the later of (i) the third anniversary of the Closing Date, and (ii) the earlier of (x) the date on which BPLA and its Permitted Transferees (as defined in the Fifth Amendment) collectively cease to Control (as defined in the Fifth Amendment) Intcomex Common Stock representing at least 10% of the voting power of all outstanding voting Intcomex Common Stock, and (y) the date of the first sale of securities pursuant to an initial registered offering of Intcomex equity securities to the general public (the “Restricted Period”), none of BPI, the BP Selling Entities or any of their respective Affiliates shall, and each of them shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any Person that competes with the Company Business anywhere in the Restricted Jurisdictions; provided that nothing contained in this Agreement shall prohibit BPI, any of the BP Selling Entities or any of their respective Affiliates from engaging in any Brightpoint Permitted Activities; provided, further, that none of BPI, any of the BP Selling Entities or any of their respective Affiliates (including Waxess any time during which it is an Affiliate) shall be permitted to sell any Waxess products or services in the Restricted Jurisdictions except through Intcomex; provided, further, that none of BPI, any of the BP Selling Entities or any of their respective Affiliates shall in any way be restricted from engaging in the Brightpoint Business in Miami-Dade County, Florida, except that none of BPI, any of the BP Selling Entities or any of their respective Affiliates shall be permitted to sell Competitive Products or Services in Miami-Dade County, Florida to any Person who, to the knowledge of BPI, intends to sell such Competitive Products or Services to any of the Restricted Jurisdictions other than Miami-Dade County, Florida.
          (b) Non-Competition Covenants of Intcomex. During the Restricted Period, none of Intcomex, its Subsidiaries or any of their respective Affiliates (other than CVC, its transferees, successors or assigns or any of its Affiliates) shall, and each of them shall cause their respective Affiliates (other than CVC, its transferees, successors or assigns or any of its Affiliates) not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any Person that competes with the Brightpoint Business anywhere in the Brightpoint Territory; provided that this Section 9.5(b) shall not prohibit Intcomex, its Subsidiaries or any of their respective Affiliates from engaging in any Company Permitted Activities; provided, further, that the obligations of Intcomex and its Subsidiaries pursuant to this Section 9.5(b) shall terminate upon a Change of Control (as defined in the Fifth Amendment) other than a Change of Control as a result of an initial registered public offering of Intcomex equity securities to the general public; provided, further, that none of Intcomex, its Subsidiaries or any of their respective Affiliates shall be permitted to distribute or sell wireless voice and data products and related accessories in Miami-Dade County, Florida to any Person who, to the knowledge of Intcomex, intends to distribute or sell such products outside of the Restricted Jurisdictions.
          (c) Definition of “Participate In.” “participate in” or words of similar import shall mean, for purposes of this Section 9.5, with respect to any Person, (a) having any ownership interest (whether as proprietor, partner, member, stockholder or otherwise) in such Person, or (b) acting as an agent, contractor, broker or distributor for, or adviser or consultant to such Person
          (d) Independent Agreements. The covenants set forth in this Section 9.5 (and in each portion thereof) are, will be deemed, and should be construed, as separate and independent agreements. If any provision of this Section 9.5 is held invalid, void or unenforceable, it will in no way render invalid, void or unenforceable any other provision of this Section 9.5 and this Section 9.5 will in that case be construed as if the invalid, void or unenforceable provision was omitted.
          (e) Acknowledgement. Each of the parties agree that the covenants in this Section 9.5 are reasonable and appropriate in scope and duration in order to protect the legitimate business interests of the parties.

          (f) Modification. If any part of this Section 9.5 is deemed by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by applicable law and the parties agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such provisions of this Agreement.
          (g) Remedies. Each party agrees that the other party may be without an adequate remedy at law in the event of any breach of any provision of this Section 9.5. Each of parties agree, therefore, that if any provision of this Section 9.5 is breached, then the non-breaching party may, at its election and in any court of competent jurisdiction permitted by this Agreement, seek injunctive or other provisional relief and such other remedies as may be appropriate under applicable law. The parties will not, by seeking or obtaining any particular relief, be deemed to have precluded itself or themselves from obtaining any other relief to which it or they may be entitled
     9.6 Preservation of Business. During the period following the execution of this Agreement and prior to Closing, each of BPI, the BP Selling Entities and the Purchased Subsidiaries will use its commercially reasonable efforts to keep the Business Assets intact in all material respects.
     9.7 Notice of Developments. Each party hereto will give prompt written notice to the other of any material adverse development causing a breach of any of the representations and warranties contained in any of ARTICLE III, ARTICLE IV or ARTICLE V above. No such notice by any either party pursuant to this Section 9.7 shall be deemed to amend or supplement any Schedule attached hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     9.8 Pre-Closing Operating Covenants Regarding Intcomex.
          (a) Except as permitted, required or otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Intcomex shall conduct its business and maintain its assets in all material respects only in the ordinary course, consistent with past practices and will make all commercially reasonable efforts consistent with past practices to preserve Intcomex’s and its Subsidiaries’ relationships with clients, suppliers and vendors with whom Intcomex deal in connection with its business.
          (b) Except as expressly provided in this Agreement, between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to or in accordance with Section 11.1 hereof, Intcomex shall not to do any of the following without the prior written consent of BPI:
     (i) declare or pay any dividends on or make any distributions in respect of the capital stock of Intcomex, or split, combine or reclassify any capital stock of Intcomex or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for, shares of capital stock of Intcomex; provided, however, that at or before Closing, Intcomex shall be permitted to effect a conversion of its non-voting common stock into voting common stock on a one-to-one basis (the “Conversion”);
     (ii) except with respect to the Conversion, amend the certificate of incorporation and bylaws (or equivalent organizational documents with different names) of any of the Intcomex Parties;
     (iii) except with respect to the Conversion, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of the capital stock of Intcomex or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities;
     (iv) incur any material guarantee for the indebtedness of other Persons;
     (v) adopt or implement any change in accounting policies, practices or methods, except as required by GAAP;
     (vi) merge or consolidate with or acquire another entity;
     (vii) enter into any material leases of real property; or
     (viii) agree to do any of the foregoing.
     9.9 Pre-Closing Operating Covenants Regarding the Business.
          (a) Except as permitted, required or otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the BP Asset Selling Entity and the Purchased Subsidiaries shall conduct the Business and maintain the Business Assets in all material respects only in the ordinary course, consistent with past practices and will make all commercially reasonable efforts consistent with past practices to preserve their relationships with clients, suppliers and vendors with whom they deal in connection with the Business.
          (b) Except as expressly provided in this Agreement, between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to or in accordance with Section 11.1 hereof, the BP Selling Entities shall not do any of the following without the prior written consent of Intcomex:
     (i) declare or pay any dividends on or make any distributions in respect of the capital stock or membership interest of any of the BP Selling Entities, or split, combine or reclassify any capital stock or membership interest of any of the BP Selling Entities or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for, shares of capital stock or membership interest of any of the BP Selling Entities, or cause any of the foregoing to be done with respect to the Purchased Subsidiaries;

     (ii) amend the certificate of incorporation and bylaws (or equivalent organizational documents with different names) of any of the BP Selling Entities, or cause any of the foregoing to be done with respect to the Purchased Subsidiaries;
     (iii) issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of the capital stock or membership interest of any of the BP Selling Entities or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, or cause any of the foregoing to be done with respect to the Purchased Subsidiaries;
     (iv) incur any material indebtedness for borrowed money or guarantee the indebtedness of other Persons;
     (v) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of the Business Asset, except for sales of Business Inventory in the ordinary course of business consistent with past practice;
     (vi) permit, allow or subject any of the Business Assets or any part thereof to any Lien or suffer such to be imposed, except for Permitted Liens;
     (vii) except as otherwise set forth on Schedule 9.9(b)(vii), amend, terminate or enter into any Contracts or series of Contracts regarding the same subject matter, which provide for a term of more than one year or an annual liability of more than $50,000;
     (viii) adopt or implement any change in accounting policies, practices or methods, except as required by GAAP;
     (ix) merge or consolidate with or acquire another entity;
     (x) enter into any material leases of real property; or
     (xi) agree to do any of the foregoing.
          (c) No Registration of the Purchased Intcomex Stock. BPI acknowledges that the Purchased Intcomex Stock have not been registered under the Securities Act or the securities laws of any other jurisdiction and the offer and sale of the Purchased Intcomex Stock are being made in reliance on one or more exemptions for private offerings under Section 4(2) of the Securities Act and applicable securities laws. Accordingly, no transfer, sale or other disposition of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (“Transfer”) of any of the Purchased Intcomex Stock is permitted unless (i) such Transfer is registered under the Securities Act and other applicable securities laws, or an exemption from such registration is available, or (ii) such Transfer is made in reliance upon Rule

144. The provisions of this Section 9.9(c), together with the rights of BPI under this Agreement, shall be binding upon any subsequent transferee of the Purchased Intcomex Stock.
     9.10 Further Transfer Restrictions. BPI further acknowledges that the Purchased Intcomex Stock is subject to the restrictions on Transfer set forth in the Shareholders Agreement. In addition, BPI further acknowledges and agrees that any certificate representing the Purchased Intcomex Stock will bear a restrictive legend in accordance with the Shareholders Agreement, as amended, as set forth in Section 9.11 below.
     9.11 Restrictive Legend. BPI acknowledges and agrees that, until such time as the Purchased Intcomex Stock shall have been registered under the Securities Act or BPI demonstrates to the reasonable satisfaction of Intcomex and its counsel that such registration shall no longer be required, such Purchased Intcomex Stock may be subject to a stop-transfer order placed against the transfer of such Purchased Intcomex Stock, and such Purchased Intcomex Stock shall bear a restrictive legend in substantially the following form:
THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO INTCOMEX, INC. THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.
     9.12 Disclosure. BPI acknowledges and agrees that, other than the representations and warranties of Intcomex set forth in Article V, neither Intcomex nor any other Person makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the information provided or to be provided to BPI by or on behalf of Intcomex or related to the purchase of the Intcomex Common Stock contemplated hereby, and nothing contained in any documents provided or statements made by or on behalf of Intcomex to BPI is, or shall be relied upon as, a promise or representation by Intcomex or any other Person that any such information is accurate or complete.
     9.13 No Market for Purchased Securities. BPLA acknowledges that no market for the resale of any of the Purchased Intcomex Stock currently exists, and no such market may ever exist. Accordingly, BPI must bear the economic and financial risk of an investment in the Purchased Intcomex Stock for an indefinite period of time.
     9.14 Filings. Intcomex undertakes and agrees that it will timely make all filings in connection with the sale of the Purchased Intcomex Stock to BPI as may be required under applicable federal and state securities laws, including Regulation D of the Securities Act, and will provide copies thereof to BPI promptly upon request.
     9.15 Shareholders Agreement. At the Closing, BPLA and Intcomex shall execute the Fifth Amendment.

     9.16 Tax Returns. BPI and the BP Selling Entities shall retain the obligation to prepare and file Tax Returns for the Purchased Subsidiaries for the period ended December 31, 2010 and for any periods up to and including the Closing Date and to pay for any Taxes due thereon.
     9.17 Audited Financials. Following the date of this Agreement, Intcomex will, at BPI’s expense, take all actions reasonably requested by BPI to assist BPI in connection with BPI’s preparation of the financial statements and other information it will be required to file with the SEC under Rule 3-05 of Regulation S-X, if applicable.
     9.18 Use of Brightpoint Names and Logos.
          (a) Simultaneously with the Closing, BPI and the applicable BP Selling Entity shall grant the Intcomex Parties a royalty-free license to use certain Intellectual Property as more specifically set forth in the License Agreement.
          (b) Within sixty (60) calendar days following the Closing Date, Intcomex shall cause each of the Purchased Subsidiaries to initiate the appropriate filings with the appropriate Governmental Body to change its respective corporate name and trade name to a name that does not include the name “Brightpoint” or any name(s) similar thereto or any derivations thereof.
     9.19 Preparation of Tax Returns.
          (a) Tax Periods Ending On or Before the Closing Date.
     (i) Non-Income Tax Returns. Intcomex shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Purchased Subsidiaries for all periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) which are filed after the Closing Date, other than income Tax Returns for such periods. Such Tax Returns shall be prepared consistently with the past practice of the Purchased Subsidiaries, as applicable, unless otherwise required by applicable law. Intcomex shall permit BPI and its authorized representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. BPI shall reimburse Intcomex for Taxes of the Purchased Subsidiaries, as applicable, with respect to such periods within five (5) calendar days of payment by Intcomex or the Purchased Subsidiaries, as applicable, of such Taxes, including any estimated tax payments if applicable.
     (ii) Income Tax Returns. BPI shall prepare or cause to be prepared all income Tax Returns for the Purchased Subsidiaries for all Pre-Closing Tax Periods or the Purchased Subsidiaries shall prepare such Tax Returns at the direction of BPI on or before the applicable due date (taking into account extension periods). Such income Tax Returns shall be prepared consistently with past practice of the Purchased Subsidiaries, as applicable. BPI shall permit Intcomex to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. Intcomex or the Purchased Subsidiaries shall file such Tax Returns at the direction of BPI on or before the applicable due date (taking into account extension periods). BPI shall pay the Taxes due with the applicable Tax Returns.
          (b) Tax Periods Beginning Before and Ending After the Closing Date. Intcomex shall prepare or cause to be prepared and filed any Tax Returns of the Purchased Subsidiaries, as applicable, for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Tax Period”). Such Tax Returns shall be prepared consistently with the past practice of the Purchased Subsidiaries, as applicable, unless otherwise required by applicable law. Intcomex shall permit BPI to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall accept all comments that are reasonable. BPI shall reimburse Intcomex within fifteen (15) calendar days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date.
          (c) Allocation. For purposes of this Section 9.19, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. For purposes of this Section 9.19(c), in the case of any Tax credit relating to a taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such taxable period.
          (d) Cooperation on Tax Matters. Intcomex and BPI shall (and Intcomex shall cause the Purchased Subsidiaries to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of BPI and Intcomex agree to (A) retain all books and records with respect to Tax matters pertinent to the Purchased Subsidiaries, as applicable, relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give all parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, shall allow such other party to take possession of such books and records. BPI and Intcomex further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

          (e) Amended Tax Returns. Any amended Tax Return of the Purchased Subsidiaries, as applicable, or claim for Tax refund on behalf of the Purchased Subsidiaries for any period ending on or prior to the Closing Date shall be filed, or caused to be filed, only by BPI. BPI shall not, without the prior written consent of Intcomex (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Intcomex for any period ending after the Closing Date. Any amended Tax Return of the Purchased Subsidiaries, as applicable, or claim for Tax refund on behalf of the Purchased Subsidiaries, as applicable, for any period ending after the Closing Date shall be filed, or caused to be filed, only by Intcomex. Intcomex shall not, without the prior written consent of BPI (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of BPI for (i) any period ending on or prior to the Closing Date or (ii) any portion of a Straddle Tax Period.
          (f) Audits. Intcomex shall provide BPI with notice of any written inquiries, audits, examinations or proposed adjustments by any taxing authority, which relate to any Pre-Closing Tax Periods within ten (10) calendar days of the receipt of such notice. BPI shall have the sole right to represent the interests of the Purchased Subsidiaries in any Tax audit or other proceeding relating to any Pre-Closing Tax Periods, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that BPI shall inform Intcomex of the status of any such proceedings, shall provide Intcomex (at Intcomex’s cost and expense) with copies of any pleadings, correspondence, and other documents as Intcomex may reasonably request and shall consult with Intcomex prior to the settlement of any such proceedings and shall obtain the prior written consent of Intcomex prior to the settlement of any such proceedings that could reasonably be expected to adversely affect Intcomex in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld or delayed; provided further, however, that Intcomex and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Intcomex’s sole expense. Intcomex and BPI shall provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by any taxing authority that relate to any Straddle Tax Period within ten (10) calendar days of the receipt of such notice. Intcomex and BPI shall jointly control the conduct of any Tax audits or other proceedings relating to Taxes for a Straddle Tax Period, and neither party shall settle any such Tax audit or other proceeding without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. Intcomex shall have the right to control all other Tax audits or proceedings of the Purchased Subsidiaries, as applicable. Intcomex shall obtain the prior written consent of BPI prior to the settlement of any such proceedings that could reasonably be expected to increase the Tax liability of the Purchased Subsidiaries, as applicable, for a Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date, which consent shall not be unreasonably withheld or delayed. Intcomex and the Purchased Subsidiaries, as applicable, shall execute and deliver to BPI such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.
     9.20 Settlement of Certain Intercompany Transactions. At or prior to the Closing, BPI shall, and shall cause its Subsidiaries to, eliminate, release, transfer, terminate or settle, to the reasonable satisfaction of Intcomex, all intercompany receivables and payables between BPLA and the Purchased Subsidiaries, on the one hand, and BPI and any other Subsidiaries thereof, on the other hand.
ARTICLE X
SURVIVAL AND INDEMNIFICATION
     10.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any Transaction Document shall survive (and not be affected in any respect by) the Closing. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement or any Transaction Document and the related indemnity obligations set forth in Section 10.2 below, as the case may be, shall terminate on, and no claim or action with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date, except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 5.1, 5.2, 5.3 and 5.12 (the “Special Representations”) and the related indemnity obligations contained in Section 10.2 shall survive indefinitely, (ii) the obligations set forth in Section 2.5(a)(ii) and the related indemnity obligations contained in Section 10.2 shall survive indefinitely, and (iii) the obligations contained in Section 3.8 shall survive until six months after the expiration of the statute of limitations of the taxable periods to which the Taxes that are subject of such obligations relate. The representations and warranties which terminate on the date that is eighteen (18) months after the Closing Date or six months after the expiration of the applicable statute of limitations, and the liability of any Party with respect thereto pursuant to this ARTICLE X shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the date that is eighteen (18) months after the Closing Date or six months after the expiration of the applicable statute of limitations, as the case may be.
     10.2 Indemnification. The parties hereto shall indemnify each other as set forth below:
          (a) BPI shall (i) indemnify and hold harmless Intcomex, its Affiliates and each of their respective directors, officers, employees and advisors (the “Intcomex Indemnified Parties”) from any and all Losses arising out of, based upon or resulting from (x) any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of BPI or the BP Selling Entities which is contained in or made pursuant to this Agreement or the License Agreement or any breach by BPI or the BP Selling Entities of any of their respective obligations or covenants contained in or made pursuant to this Agreement (including those covenants contained in Section 2.5) or the License Agreement, (y) the Excluded Liabilities and (z) the settlement of certain intercompany transactions as described in Section 6.4 hereof; and (ii) reimburse the Intcomex Indemnified Parties for any and all fees, costs and expenses of any kind arising out of such Losses.
          (b) Intcomex shall (i) indemnify and hold harmless BPI and each of its directors, officers, employees, advisors and Affiliates (the “BP Indemnified Parties”) from (x) any and all Losses arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Intcomex or any other

Intcomex Party which is contained in or made pursuant to this Agreement or any breach by Intcomex or any other Intcomex Party of any of its obligations or covenants contained in or made pursuant to this Agreement (including those covenants contained in Section 2.5), and (y) the Assumed Liabilities; and (ii) reimburse the BP Indemnified Parties for any and all fees, costs and expenses of any kind arising out of such Losses.
          (c) Notwithstanding any other provision herein to the contrary:
     (i) Neither BPI nor Intcomex shall be required, pursuant to Section 10.2(a) or (b), to indemnify and hold harmless the Intcomex Indemnified Parties or the BPI Indemnified Parties, as the case may be, until the aggregate amount of Losses (A) in the case of indemnification by BPI under Section 10.2(a), exceeds $225,000 (the “BPI Basket Amount”), after which BPI will be obligated to indemnify the Intcomex Indemnified Parties for all Losses in excess of the BPI Basket Amount, or (B) in the case of indemnification by Intcomex under Section 10.2(b), exceeds $1.0 million (the “Intcomex Basket Amount”), after which Intcomex will be obligated to indemnify the BP Indemnified Parties for all Losses in excess of the Intcomex Basket Amount; and
     (ii) the cumulative aggregate indemnification obligations of each of BPI or Intcomex under Section 10.2(a) or (b), as the case may be, shall in no event exceed $1.575 million (the “Cap”);
To illustrate by example, in the event that Intcomex is obligated to indemnify BP Indemnified Parties pursuant to Section 10.2(b) and the indemnifiable Losses are determined to be $3.0 million, the Intcomex Basket Amount shall have been met and then the Cap shall be applied so that the cumulative amount of indemnification due to the BP Indemnified Parties shall be $1.575 million ($3.0 million Losses minus $1.0 million for the Intcomex Basket Amount equals $2.0 million and then the Cap of $1.575 million shall be applied). Notwithstanding the foregoing, none of the limitations set forth in this Section 10.2(c) shall apply to any indemnification claims for Losses relating to or arising from: (i) any breach or inaccuracy of any Special Representation, (ii) any breach or inaccuracy of the representations or warranties of BPI set forth in Sections 3.8, 3.16, 3.17, 3.18 or 3.20, (iii) any breach of any covenants set forth in ARTICLE IX, (iv) any Losses relating to or arising from the Excluded Liabilities, (v) any Losses of any BP Indemnified Party relating to or arising from any arrangement made pursuant to Section 2.5(a)(i) hereof, (vi) any breach of the obligations set forth in Section 2.5(a)(ii), and (vii) fraud. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any BP Indemnified Party or any Intcomex Indemnified Party, as the case may be (in either case, referred to collectively as, the “Indemnified Party”), is or may reasonably be entitled to indemnification from BPI under subsection (a) above or from Intcomex under subsection (b) above, as the case may be (in either case referred to collectively as, the “Indemnifying Party”), promptly (but no later than ten (10) calendar days) after receipt by the Indemnified Party of notice of the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder, or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, as promptly as practicable after the Indemnified Party first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnified Party shall notify the Indemnifying Party thereof in writing, coupled with reasonable supporting detail to the Indemnifying Party of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents. The failure to provide a timely Indemnification Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party hereunder except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnified Party’s failure to timely provide such Indemnification Notice.
          (d) If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnifying Party shall have ten (10) calendar days after said notice is given to elect, by written notice given to the Indemnified Party, to undertake, conduct and control (unless (A) the Indemnifying Party is also a party to such action, suit, claim or demand and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its capacity (financial or otherwise) to defend such action, suit, claim or demand and provide indemnification with respect thereto), through counsel of its own choosing which is reasonably acceptable to the Indemnified Party and at Indemnifying Party’s sole expense, the good faith settlement or defense of such claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the Indemnified Party and the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, provided that the Indemnifying Party may settle any such claim without the prior consent of the Indemnified Party if (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect (other than a release thereof) on any other claims that may be made by or against the Indemnified Party, and (ii) such settlement involves the full release of the Indemnified Party, the sole relief provided is monetary damages and the Indemnifying Party agrees to pay all amounts payable pursuant to and concurrently with such settlement; and (b) the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that Indemnified Party acknowledges and accepts in writing full liability for the applicable Indemnification Matter and the fees and expenses of such counsel shall be borne by the Indemnified Party. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim at any time, provided that in such event the Indemnified Party shall waive any right of indemnification therefor by the Indemnifying Party. If the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such claim, then the Indemnified Party shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the sole risk and expense of the Indemnifying Party and the Indemnifying Party will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Party. In any event, the Indemnifying Party and the Indemnified Party shall fully cooperate with each other in connection with the defense of such claim, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other. If the Indemnified Party fails to consent to a settlement that imposes only monetary damages and otherwise satisfies conditions (i) and (ii) above, then the Indemnifying Party’s liability with respect to such matter shall be limited to the amount of such rejected settlement along with the Legal Expenses associated with such settlement.
          (e) All amounts owed by the Indemnifying Party to the Indemnified Party (if any) shall be paid in full within ten (10) calendar days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed, unless otherwise provided in such final settlement or agreement.
          (f) Notwithstanding anything herein to the contrary, if any Indemnified Party determines in good faith that there is a reasonable probability that a claim would likely materially adversely affect its or its Affiliates’ current or future business or financial condition other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the right to defend, compromise or settle such claim, and the Indemnifying Party shall be liable, subject to the terms and conditions set forth in this ARTICLE X, for any monetary damages and all reasonable costs or expenses paid or incurred in connection therewith; provided, however, that all compromises or settlements require reasonable consultation with the Indemnifying Party and the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided further that if the Indemnified Party does not make a timely election to undertake the good faith defense of the claim as aforesaid or if the Indemnified Party fails to take reasonable steps necessary to defend diligently such claim, then the Indemnifying Party shall have the right, subject to the terms and conditions set forth in this ARTICLE X, to defend such claim.
          (g) Each Party shall take reasonable steps to mitigate and otherwise minimize the Losses upon and after becoming aware of any event that would be reasonably expected to give rise to any Indemnification Matter. The amount of any Loss for which indemnification is provided under Section 10.2 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification or other agreement with any third Person, (ii) any insurance proceeds (calculated net of any deductibles, co-payments, increase in insurance premiums or other payment obligations (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies) or other cash receipts or sources of reimbursement received in respect of such Loss, (iii) an amount equal to the Tax benefit (including any credits), if any, actually realized by the Indemnified Party attributable to such Loss and (iv) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in such Party’s financial statements. The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. In the event that a recovery is made or indemnification payment is received, whether received pursuant to this Section 10.2 or as otherwise provided in this Agreement or from any third Person, by an Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder by the Indemnifying Party, then a refund equal to the aggregate amount of the recovery or payment (net of all costs and expenses, including related premium increases) shall be made promptly to the Indemnifying Party or, if the Losses have not yet been determined or paid by the Indemnifying Party, the Indemnifying Party’s indemnification obligation in respect of the Losses shall be reduced by the aggregate amount of the recovery or indemnification payments (net of all costs and expenses, including related premium expenses).
          (h) Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party or any other Person based on any multiple of profits or earnings or incidental, punitive, special, indirect or consequential damages, resulting from, arising out of or incident to any Indemnification Matter or the enforcement by any person of its rights to indemnification under this Agreement, except in the case of fraud, criminal activity or intentional misrepresentation or to the extent actually payable to a third Person in respect of a third-party claim.
ARTICLE XI
TERMINATION
     11.1 Termination.
          (a) This Agreement may be terminated at any time prior to the Closing:
     (i) by mutual written consent of Intcomex and BPI;
     (ii) by Intcomex or BPI, if the Closing shall not have taken place on or prior to April 30, 2011 or such later date as shall have been approved by Intcomex and BPI (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(a)(ii) shall not be available to (i) Intcomex if its failure to perform any covenant or obligation under this Agreement or breach of a representation or warranty contained in or made pursuant to this Agreement has been the principal cause of or principally resulted in the failure of the Closing to occur on or before such date or (ii) BPI if BPI’s or any of the BP Selling Entities’ failure to perform any covenant or obligation under this Agreement or breach of a representation or warranty contained in or made pursuant to this Agreement has been the principal cause of or principally resulted in the failure of the Closing to occur on or before such date;
     (iii) by Intcomex or BPI if any court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document, and such order, decree, ruling or other action shall have become final and non-appealable;
     (iv) by Intcomex, if there has been any violation or breach by BPI or any of the BP Selling Entities of any representation, warranty, covenant or obligation of or by BPI or any of the BP Selling Entities contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Intcomex impossible and such violation or breach has not been waived by Intcomex, and, to the extent such violation or breach is capable of being cured, a period of 20 calendar days to cure such violation or breach has expired; and

     (v) by BPI, if there has been a violation or breach by Intcomex of any representation, warranty, covenant or obligation of or by Intcomex contained in this Agreement that has rendered the satisfaction of any condition to the obligations BPI or any of the BP Selling Entities impossible and such violation or breach has not been waived by BPI or the BP Selling Entities, and, to the extent such violation or breach is capable of being cured, a period of 20 calendar days to cure such violation or breach has expired.
          (b) If Intcomex or BPI terminates this Agreement pursuant to the provisions hereof, such termination shall be effective after notice to the other parties specifying the provision hereof pursuant to which such termination is made.
          (c) Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 12.1 (Expenses), 12.6 (Governing Law), 12.7 (Consent to Jurisdiction, etc.), 12.8 (Waiver of Jury Trial) and 12.11 (Specific Performance) will survive; provided, however, that, if this Agreement is terminated by a Party because of the breach of this Agreement by another Party of any of its covenants or obligations contained in this Agreement, or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its covenant or obligations contained in this Agreement, then the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired (including under Section 12.11 (Specific Performance)). Nothing in this Section 11.1(c) shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.
ARTICLE XII
MISCELLANEOUS
     12.1 Expenses. Except as otherwise set forth herein, each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.
     12.2 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
     12.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

If to BPI:	Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278 Attn: Legal Department

With a copy to:	Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Attn: Robert J. Mittman

If to Intcomex:	Intcomex, Inc. 3505 N.W. 107th Ave. Miami, Florida 33178 Attn: Michael Shalom

With a copy to:	Carlton Fields, PA 4000 International Place 100 S.E. Second Street Miami, Florida 33131-2114 Attn: Dennis J. Olle
or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three calendar days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
     12.4 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that each of Intcomex and BPI may assign any of its rights under this Agreement to any Affiliate thereof, provided that Intcomex or BPI, as the case may be, remains liable for all of its existing obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Any assignment in violation of this Agreement will be null and void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.
     12.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter (without limitation of the foregoing, it is understood and agreed that this Agreement supersedes and replaces the term sheet dated on or about December 5, 2010 between the parties hereto); provided, however, that the Confidentiality Agreement shall remain in full force and effect. This Agreement may not be amended except by a written agreement executed by the parties hereto.

     12.6 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     12.7 Consent to Jurisdiction, etc.
          (a) In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
          (b) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     12.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.8.
     12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is held invalid or unenforceable by a court of law, the other provisions will remain in full force and effect to the extent not held invalid or unenforceable.
     12.11 Specific Performance. The Intcomex Parties, on the one hand, and the BP Parties, on the other hand, recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.
     12.12 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; and (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given.
     12.13 Bulk Sales Law. Intcomex hereby waives compliance by the BP Parties with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.
[Signatures Begin on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INTCOMEX, INC.			INTCOMEX DE GUATEMALA, S.A.

By:	/s/ Michael Shalom		By:	IXLA HOLDINGS, LTD.,
	Name:	Michael Shalom		its Majority Shareholder
	Title:	President

By:	/s/ Michael Shalom
	Name:	Michael Shalom
	Title:	Director

BRIGHTPOINT, INC.			INTCOMEX COLOMBIA LTDA.

By:	/s/ J. Mark Howell		By:	IXLA HOLDINGS, LTD.,
	Name:	J. Mark Howell		its Majority Shareholder
	Title:	President

By:	/s/ Michael Shalom
	Name:	Michael Shalom
	Title:	Director

BRIGHTPOINT LATIN AMERICA, INC.
By:	/s/ J. Mark Howell
	Name:	J. Mark Howell
	Title:	President

BRIGHTPOINT INTERNATIONAL LTD.
By:	/s/ J. Mark Howell
	Name:	J. Mark Howell
	Title:	President